                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          American Brands, Inc.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          American Brands, Inc.
                  ------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     (4) Proposed maximum aggregate value of transaction:
- ---------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                             AMERICAN BRANDS, INC.

                            1700 East Putnam Avenue

                        Old Greenwich, Connecticut 06870

                                                                  March 13, 1995

Dear Stockholder:

  The 1995 Annual Meeting of stockholders will be held on Tuesday, May 2, 1995 at 10:00 a.m. at the Stamford Center for the Arts, Atlantic Street and Tresser Boulevard, Stamford, Connecticut. You are invited to attend the meeting to consider personally the business described in the following notice of meeting and proxy statement.

  At the meeting, there will be a report to the stockholders on the progress of the Company during the past year. A discussion period will also take place during which stockholders will have an opportunity to discuss matters of interest concerning the Company.

  A feature of these Annual Meetings has been the attendance in person of many stockholders, some with large holdings and some with small holdings. This has been most welcome. It is important to ensure that your shares be represented at the meeting whether or not you personally plan to attend. We urge you to promptly complete, date and return your proxy in the enclosed postpaid return envelope provided for that purpose.

                              Sincerely yours,

                              /s/ Thomas C. Hays

                              Thomas C. Hays
                              Chairman of the Board
                                and Chief Executive Officer

                             AMERICAN BRANDS, INC.

                               NOTICE OF MEETING
                               -----------------

                                                                  March 13, 1995

  The Annual Meeting of stockholders of American Brands, Inc. will be held at the Stamford Center for the Arts, Atlantic Street and Tresser Boulevard, Stamford, Connecticut, at 10 o'clock in the forenoon (Eastern Daylight Time) on Tuesday, May 2, 1995, for the following purposes:

    A. To elect three directors for a term expiring at the 1998 Annual Meeting or until their successors have been duly elected and qualified;
    B. To consider and vote on the election of Coopers & Lybrand L.L.P. as independent accountants of the Company for the year 1995;
    C. To consider and vote on a proposal to approve the Stock Plan for Non-employee Directors;
    D. To consider and vote on six stockholder proposals set forth in the accompanying Proxy Statement, if such proposals are brought before the meeting; and
    E. To transact such other business as may properly come before the meeting.

  The stock transfer books will not be closed, but holders of Common Stock and $2.67 Convertible Preferred Stock, to be entitled to vote, must be holders of record at the close of business on March 3, 1995.

                                                  /s/ Louis F. Fernous, Jr.

                                                      Louis F. Fernous, Jr.
                                                      Vice President and
                                                       Secretary

                                PROXY STATEMENT

  The Company's principal executive offices are located at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870. This Proxy Statement and accompanying proxy are first being sent or given to stockholders on or about March 13, 1995.

  The accompanying proxy is solicited by the Board of Directors. It may be revoked at any time before being voted by written notice given to the secretary of the meeting or by the delivery of a later-dated proxy. Proxies properly executed, duly returned to the Company and not revoked, will be voted for the election of directors (except to the extent that authority therefor is withheld) and on the other Items described in this Proxy Statement in accordance with the instructions in the proxy. The Board of Directors is not aware at the date hereof of any other matter proposed to be presented at this meeting, and does not believe that any matter may be properly presented other than the election of directors and Items 2 through 9. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretionary authority to vote thereon according to their best judgment. Presence at the meeting does not of itself revoke the proxy.

                                     VOTING

  The only securities of the Company entitled to be voted are shares of Common Stock and $2.67 Convertible Preferred Stock and only holders of record at the close of business on March 3, 1995 are entitled to vote. Holders of Common Stock are entitled to one vote per share and holders of $2.67 Convertible Preferred Stock are entitled to three-tenths of a vote per share. There were 192,246,971 shares of Common Stock and 507,945 shares of $2.67 Convertible Preferred Stock outstanding at March 3, 1995.

  The affirmative vote of shares representing a majority in voting power of the shares of the Company's Common Stock and $2.67 Convertible Preferred Stock, voted together as one class, present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary for the adoption of each of Items 2 through 9. Directors shall be elected by a plurality of votes cast. Proxies marked as abstentions, or to withhold a vote from a nominee as a director in the case of the election of directors, will have the effect of a negative vote. Broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect thereto) will be considered as present at the meeting but not entitled to vote with respect to the particular matter and will therefore have no effect on the vote.

  As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and access thereto is limited to the independent Inspectors of Election and certain employees of the Company who must acknowledge their responsibility to comply with such policy.

ITEM 1
- ------
                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of 11 members. The Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, three nominees for director are to be elected as Class III directors. The nominees are Messrs. William J. Alley, John T. Ludes and Peter M. Wilson. The four Class I and four Class II directors have one year and two years, respectively, remaining on their terms of office. If no contrary indication is made, proxies in the accompanying form are to be voted for such nominees or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not now expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy, unless the Board of Directors shall determine to reduce the number of directors pursuant to the By-laws. All nominees are members of the present Board. All nominees and all current Class I and Class II directors were elected by the stockholders, except that Mr. Peter M. Wilson was elected by the Board of Directors as a Class III director effective February 1, 1994, and Mr. John T. Ludes was elected by the Board of Directors as a Class III director effective January 1, 1995.

  There are set forth below opposite the names of the nominees and Class I and Class II directors their present positions and offices with the Company and their principal occupations during the past five years, their ages and the year first elected a director of the Company. There are also set forth below opposite their names under the heading "Shares of Common Stock beneficially owned", the shares of Common Stock of the Company beneficially owned by them on February 9, 1995 (except, as stated in Note (c) below, beneficial ownership is disclaimed as to certain shares), including shares of Common Stock (if any) of which they had the right on such date to acquire beneficial ownership pursuant to the exercise on or before April 10, 1995 of options granted by the Company, plus the number (if any) of shares of Common Stock held on December 31, 1994 by the Trustee of the Profit-Sharing Plan of the Company attributable to Company contributions and to employee pre-tax contributions made through payroll deductions that is equivalent as of that date to their undivided proportionate beneficial interests in all such shares. Beneficial ownership information is also provided below for the executive officers listed in the Summary Compensation Table on page 8. In addition, Mr. Arnold Henson, an executive officer listed in the Summary Compensation Table, had such beneficial ownership of 354,314 shares of Common Stock on February 9, 1995. In no instance does the security ownership of any of the nominees or other directors or executive officers listed below equal or exceed one percent of the outstanding shares of Common Stock of the Company. The information as to security holdings is based on information received by the Company from the nominees and other directors and executive officers, from the Corporate Employee Benefits Committee of the Company and from the Trustee.

                                                                               SHARES OF
                       PRESENT POSITIONS AND OFFICES WITH                     COMMON STOCK
                            THE COMPANY AND PRINCIPAL              YEAR FIRST BENEFICIALLY
                               OCCUPATIONS DURING                   ELECTED      OWNED
         NAME                  THE PAST FIVE YEARS             AGE  DIRECTOR   (a)(b)(c)
         ----          ----------------------------------      --- ---------- ------------

              NOMINEES FOR DIRECTOR--CLASS III--TERM EXPIRING 1998

 William J. Alley*        Retired since 1994; Chairman          65    1979      967,175
                          of the Board and Chief
                          Executive Officer of
                          American Brands, Inc. prior
                          thereto
 John T. Ludes*           President and Chief                   58    1995      209,200
                          Operating Officer of
                          American Brands, Inc. since
                          January 1995; Group Vice
                          President of American
                          Brands, Inc. from 1988 to
                          1994; President and Chief
                          Executive Officer of
                          Acushnet Company (golf and
                          leisure products), a
                          subsidiary of American
                          Brands, Inc., from 1982 to
                          1994
 Peter M. Wilson*         Chairman and Chief Executive          53    1994      136,700
                          of Gallaher Limited (tobacco
                          products, distilled spirits,
                          retail distribution and
                          housewares), a subsidiary of
                          American Brands, Inc., since
                          February 1994; Deputy
                          Chairman of Gallaher Limited
                          from 1989 to 1994; Chairman
                          and Chief Executive of
                          Gallaher Tobacco Limited
                          (tobacco products), a
                          subsidiary of Gallaher
                          Limited, since 1987

                       CLASS I DIRECTORS--TERM EXPIRING 1996

 Thomas C. Hays*          Chairman of the Board and             59    1981      459,818
                          Chief Executive Officer of
                          American Brands, Inc. since
                          January 1995; President and
                          Chief Operating Officer of
                          American Brands, Inc. prior
                          thereto

                                                                            SHARES OF
                       PRESENT POSITIONS AND OFFICES WITH                  COMMON STOCK
                            THE COMPANY AND PRINCIPAL           YEAR FIRST BENEFICIALLY
                               OCCUPATIONS DURING                ELECTED      OWNED
         NAME                  THE PAST FIVE YEARS          AGE  DIRECTOR   (a)(b)(c)
         ----          ----------------------------------   --- ---------- ------------
 Sidney Kirschner         President and Chief                60    1991       1,300
                          Executive Officer of
                          Northside Hospital, Inc.
                          since 1992; Chairman of the
                          Board, President and Chief
                          Executive Officer of
                          National Service Industries,
                          Inc. (lighting equipment,
                          textile rentals and
                          specialty chemicals) from
                          1991 to 1992; President and
                          Chief Executive Officer of
                          National Service Industries,
                          Inc. prior thereto
 Gordon R. Lohman         President and Chief                60    1990       1,200
                          Executive Officer of AMSTED
                          Industries Incorporated
                          (products for the railroad,
                          construction and building
                          markets) since 1990;
                          President and Chief
                          Operating Officer of AMSTED
                          Industries Incorporated
                          prior thereto
 Charles H. Pistor,       Vice Chair of Southern             64    1985       3,400
  Jr.                     Methodist University since
                          1991; Chairman and Chief
                          Executive Officer of
                          NorthPark National Bank
                          prior thereto
                     CLASS II DIRECTORS--TERM EXPIRING 1997

 Eugene R. Anderson*      Partner, Anderson Kill Olick       67    1980       9,000
                          & Oshinsky, P.C. (law firm)
 Patricia O. Ewers        President, Pace University         59    1991         700
                          since 1990; Vice President,
                          Dean of Faculties, DePaul
                          University prior thereto

                                                                            SHARES OF
                       PRESENT POSITIONS AND OFFICES WITH                  COMMON STOCK
                            THE COMPANY AND PRINCIPAL           YEAR FIRST BENEFICIALLY
                               OCCUPATIONS DURING                ELECTED      OWNED
         NAME                  THE PAST FIVE YEARS          AGE  DIRECTOR   (A)(B)(C)
         ----          ----------------------------------   --- ---------- ------------
 John W. Johnstone,       Chairman and Chief Executive       62    1989       1,400
  Jr.                     Officer of Olin Corporation
                          (chemical, metal and
                          defense-related products)
                          since 1994; Chairman,
                          President and Chief
                          Executive Officer of Olin
                          Corporation prior thereto
 Wendell J. Kelley        Retired since 1991; Chairman       68    1988       3,000
                          and Chief Executive Officer
                          of Illinois Power Company
                          prior thereto

- --------
* Member of Executive Committee of the Company's Board of Directors. Mr. Ludes also served on the Board of Directors of the Company from 1987 through 1989.

(a) The numbers of shares attributable to Company contributions under the Profit-Sharing Plan of the Company included in the numbers shown above are as follows: William J. Alley, 635; Thomas C. Hays, 1,977; Arnold Henson, 18,578; and John T. Ludes, 2,458. The numbers of shares attributable to employee pre-tax contributions under such Plan included in the numbers shown above are: Thomas C. Hays, 5,950; Arnold Henson, 815; and John T. Ludes, 417.

(b) The number of shares of which the nominees and Class I and Class II directors and Mr. Henson had the right to acquire beneficial ownership pursuant to the exercise on or before April 10, 1995 of options granted by the Company included in the numbers shown above are as follows: William J. Alley, 819,850; Thomas C. Hays, 369,650; Arnold Henson, 224,350; John T. Ludes, 174,650; and Peter M. Wilson, 134,600. Inclusion of such shares does not constitute an admission by any nominee, director or executive officer that he is the beneficial owner of such shares. The number of shares of restricted stock granted under the Company's 1990 Long-Term Incentive Plan included in the numbers shown above for Mr. Alley is 16,320.

(c) To the best of the Company's knowledge, each nominee and Class I and Class II director and executive officer named above has sole voting and investment power with respect to shares shown after his name above, other than with respect to the shares listed in Note (b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 8,062 shares and with respect to which shares he disclaims beneficial ownership and Mr. Hays has no voting and investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership; and Mr. Pistor shares voting and investment power with his wife with respect to 2,400 shares. The Trustee of the Profit-Sharing Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the Trustee has received instructions.

  Nine meetings of the Company's Board of Directors were held during the Company's last fiscal year. Each director of the Company attended at least 75% of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of committees of the Board of Directors of which the director was a member, during the periods that the director served during the Company's last fiscal year. In addition to participation at Board and committee meetings, the Company's directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact, with the Chairman and others regarding matters of interest and concern to the Company.

  In addition to the Executive Committee, the Board of Directors has an Audit Committee, a Compensation and Stock Option Committee and a Nominating Committee. The Audit Committee is comprised of Messrs. Anderson, Kirschner, Pistor and Dr. Ewers. Its functions include recommending annually to the Board of Directors a firm of independent accountants to audit the Company's financial statements and the scope of such firm's audit, reviewing reports and recommendations of the Company's independent accountants, reviewing the scope of all internal audits and reports and recommendations in connection therewith and reviewing nonaudit services provided by the Company's principal independent accountants. It held five meetings during the Company's last fiscal year. The Compensation and Stock Option Committee is comprised of Messrs. Anderson, Johnstone, Kelley and Pistor. It administers the Company's Stock Option Plans and 1990 Long-Term Incentive Plan, and its functions include the designation of key employees to whom stock options, stock appreciation rights, restricted stock, performance awards and other stock-based awards may be granted, and, within specified limits, the number of shares that may be granted to any such key employee. Its functions also include setting compensation for officers employed by the Company and holding the office of Vice President or a more senior office and the determination of the award to such persons of incentive compensation under Article XII of the By-laws of the Company. It held six meetings during the Company's last fiscal year. In addition, the Company has a Salary Committee comprised of Messrs. Hays and Ludes and five additional executive officers. Its functions include the establishment of salary administration guidelines for the Company and its domestic subsidiaries, applicable to all employees other than officers of the Company whose salaries are required by the By-laws of the Company to be fixed by the Compensation and Stock Option Committee, and, in accordance with such guidelines, the approval of all salaries above a specified amount, and recommending to the Board of Directors compensation arrangements for nonmanagement directors. It held one formal meeting during the Company's last fiscal year and acted on numerous other occasions by written consent. The Nominating Committee is comprised of Messrs. Anderson, Johnstone, Lohman and Pistor. Its functions include recommending persons for nomination for election as members of the Company's Board of Directors. The Nominating Committee held two meetings during the last fiscal year. Its functions also include recommending directors for membership on the Compensation and Stock Option Committee. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Company's Board of Directors can do so by writing to the Secretary of the Company at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870, giving each such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended of his consent to be named as a nominee and, if nominated and elected, to serve as a director. The Company's Certificate of Incorporation also contains a procedure for stockholder nomination of directors.

  Mr. Alley is a director of CIPSCO Incorporated, Central Illinois Public Service Company, Olin Corporation and Rayonier Inc.; Mr. Johnstone is a director of Phoenix Home Life Insurance Company; Mr. Kelley is a director of Magna Group, Inc.; Mr. Lohman is a director of CIPSCO Incorporated and Central Illinois Public Service Company; and Mr. Pistor is a director of AMR Corporation, Centex Corporation and Oryx Energy Company.

  For information with respect to the beneficial ownership of securities of the Company by directors and executive officers as a group, see "Certain Information Regarding Security Holdings".

  During the last fiscal year, a subsidiary of the Company made purchases from Olin Corporation, of which Mr. Johnstone is Chairman and Chief Executive Officer and a director, in the amount of approximately $914,216. The transactions were made in the ordinary course of business and on terms no less favorable to the Company's subsidiary than would have prevailed in similar transactions with any other supplier. The Company's subsidiary intends to continue to make purchases from Olin Corporation during 1995 if it determines that it may do so on terms beneficial to it.

  Each director and officer of the Company who is subject to Section 16 of the Securities and Exchange Act of 1934 is required to report to the Securities and Exchange Commission by a specified date his or her beneficial ownership of or transactions in the Company's securities. Reports received by the Company indicate that all such directors and officers have filed all requisite reports with the Securities and Exchange Commission on a timely basis during or with respect to 1994.

                             EXECUTIVE COMPENSATION

  There is set forth in the following table a summary of all compensation paid to, or earned by, the five most highly compensated executive officers during each of the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                        ANNUAL COMPENSATION                    COMPENSATION
                               ------------------------------------- ---------------------------------
                                                                             AWARDS           PAYOUTS
                                                                     ----------------------- ---------
                                                         OTHER       RESTRICTED  SECURITIES
                                                         ANNUAL        STOCK     UNDERLYING    LTIP     ALL OTHER
NAME AND PRINCIPAL                        BONUS (2) COMPENSATION (3) AWARDS (4) OPTIONS/SARS  PAYOUTS  COMPENSATION
POSITION                  YEAR SALARY ($)    ($)          ($)           ($)         (#)       ($)(5)      ($)(6)
- ------------------        ---- ---------- --------- ---------------- ---------- ------------ --------- ------------
WILLIAM J. ALLEY (1)      1994 1,053,600  1,002,754      435,341      569,160         -0-    1,763,775   448,311(7)
Chairman of the Board     1993 1,053,600    862,125    4,313,095          -0-     163,200          -0-   276,052
and Chief Executive       1992 1,003,400  1,008,782        5,910          -0-     120,000          -0-   304,487
Officer of American
Brands, Inc.
THOMAS C. HAYS            1994   655,800    433,600      198,133          -0-     130,000      113,063   272,596(7)
President and Chief       1993   655,800    394,158    2,122,937          -0-      81,600          -0-   149,397
Operating Officer of      1992   624,600    506,630        2,955          -0-      60,000          -0-   169,063
American Brands, Inc.
ARNOLD HENSON (1)         1994   552,800    400,300      207,715          -0-         -0-      634,997   246,201(7)
Executive Vice President  1993   552,800    363,889    2,116,887          -0-      58,750          -0-   131,435
and Chief Financial       1992   526,500    425,791        2,128          -0-      43,200          -0-   147,250
Officer of American
Brands, Inc.
JOHN T. LUDES             1994   365,600    331,000       96,852          -0-      60,000       45,225   156,369(7)
Group Vice                1993   365,600    210,000    1,010,458          -0-      32,650          -0-    71,453
President of American     1992   348,200    219,803        1,182          -0-      24,000          -0-    86,678
Brands, Inc.
PETER M. WILSON           1994   477,280    361,939       10,859          -0-      38,000       33,919       -0-
Chairman and Chief        1993   426,767    264,412        5,344          -0-      36,500          -0-       -0-
Executive of Gallaher     1992   482,309    281,267          887          -0-      18,000          -0-       -0-
Limited

- --------
(1) Messrs. Alley and Henson retired on December 31, 1994.

(2) Article XII of the By-laws of the Company provides for payment of incentive compensation to members of the Management Group (consisting generally of persons elected to the office of Vice President of the Company or a more senior office). An amount equal to 1/2 of 1% of Adjusted Income From Continuing Operations (as defined in Article XII) is made available for allotment annually if a cash dividend has been paid on the Common Stock of the Company. Of the amount available for incentive compensation, 18% is allotted to the Chairman of the Board and the remainder is available to the Management Group on the following basis: 30% of the total amount available is allotted by Article XII to the members of the Management Group other than the Chairman of the Board in proportion to their fixed salaries, and the balance may be allotted to them by the Compensation and Stock Option Committee, entirely at its discretion as to amounts and individuals. The Compensation and Stock Option Committee has the authority to reduce the 18% allotment to the Chairman of the Board and the 30% allotment to any member of the Management Group. Payments are made in cash as soon as practicable after the award is determined after the end of the year. Mr. Wilson participated in an incentive compensation plan for key employees of Gallaher Limited. Under such plan, an amount equal to 0.389% of consolidated profits before tax (as defined in such plan) is made available for allotment annually. Of the amount made available for incentive compensation, 18.5% is allotted to the Chairman of Gallaher Limited.

(3) At the 1993 Annual Meeting, stockholders approved Company contributions to trusts established by executives in order to fund supplemental retirement and profit-sharing benefits under the Company's Supplemental Retirement Plan on a current basis. The executive is taxed on the contribution when made and the earnings on the trust, but the Company provides the executive with an additional amount to pay the taxes. The amounts distributed to the executive at retirement, however, are not subject to tax and therefore the Company contributes to the trusts only the present value of the executive's after-tax benefit instead of being required to provide the executive's pre-tax benefit upon retirement. The amounts set forth in the "Other Annual Compensation" column for 1994 and 1993 include the amounts paid to the executive for reimbursement of taxes as follows:

                                                               1994      1993
                                                             -------- ----------
      William J. Alley...................................... $378,913 $4,281,417
      Thomas C. Hays........................................  169,919  2,107,098
      Arnold Henson.........................................  187,400  2,105,483
      John T. Ludes.........................................   85,563  1,004,122

   The contributions to the trusts for 1993 were to fund the supplemental retirement and profit-sharing benefits accrued for all prior years of service which had previously been unfunded. The amounts contributed in each year after 1993 will typically fund the supplemental retirement and profit-sharing accruals for that year only and the related tax reimbursement payment in years after 1993 should therefore be lower and were lower in 1994. The remaining amounts in the "Other Annual Compensation" column for 1994 and 1993 and the amounts for 1992 are cash dividend equivalents paid on performance awards.

(4) The only restricted stock holding on December 31, 1994 was 16,320 shares held by Mr. Alley with a value on that date of $612,000. The value set forth in the table above is the market value of the shares on the date of grant. The vesting of this restricted stock award made to Mr. Alley in 1994 is conditioned on Mr. Alley remaining in the employ of the Company through the end of 1994 and being willing to serve as a member of its Board of Directors and Chairman of the Executive Committee of its Board of Directors until December 31, 1995. Dividends are paid on the restricted stock.

(5) The LTIP Payout is the value of performance share awards for the performance period 1992 through 1994. The amount also reflects the value of performance share awards for performance periods 1993 through 1995 and 1994 through 1996 for Messrs. Alley and Henson that became vested as a result of their retirement.

(6) These amounts include Company contributions to the tax qualified Profit-Sharing Plan of the Company and supplemental profit-sharing amounts under the Company's Supplemental Retirement Plan as described below.

   Company contributions to the tax qualified Profit-Sharing Plan of the Company were as follows:


                                                          1994    1993    1992
                                                         ------- ------- -------
      William J. Alley.................................. $18,486 $22,527 $23,134
      Thomas C. Hays....................................  18,486  22,527  23,134
      Arnold Henson.....................................  18,486  22,527  23,134
      John T. Ludes.....................................  18,486  22,527  23,134

   The Supplemental Retirement Plan provides for those amounts that would have been contributed under the Company's tax qualified Profit-Sharing Plan but for certain Internal Revenue Code limitations. Supplemental profit-sharing amounts credited under the Company's Supplemental Retirement Plan were as follows:

                                                        1994     1993     1992
                                                      -------- -------- --------
      William J. Alley............................... $181,821 $148,117 $209,202
      Thomas C. Hays.................................   92,671   75,139  111,072
      Arnold Henson..................................   78,948   60,231   90,304
      John T. Ludes..................................   43,825   28,347   50,170

   Earnings had been credited on supplemental profit-sharing balances as if the balances were invested in an investment selected by the Company's Trusts Investment Committee which was the Salomon Brothers Inc Broad Investment Grade Index for 1993 and the MAS Pooled Trust Fund-Fixed Income Portfolio for 1992. Effective in December 1993 with the contributions to the trusts under the funding arrangement approved by stockholders at the 1993 Annual Meeting, trust investment performance was credited on supplemental profit-sharing balances. The Company therefore had no liability for supplemental profit-sharing balance investment earnings for 1994 and no earnings credits on supplemental profit-sharing balances are disclosed for 1994 in the "All Other Compensation" column. Earnings credited on supplemental profit-sharing balances under the Company's Supplemental Retirement Plan for 1993 and 1992 were as follows:

                                                                  1993    1992
                                                                -------- -------
      William J. Alley......................................... $105,408 $72,151
      Thomas C. Hays...........................................   51,731  34,857
      Arnold Henson............................................   48,677  33,812
      John T. Ludes............................................   20,579  13,374

   In order to fund the Company's obligations to provide supplemental profit-sharing benefits under the Company's Supplemental Retirement Plan as described above, the Company made contributions in 1993 and 1994 under the trust funding arrangements approved by stockholders at the 1993 Annual Meeting. These contributions for 1993 funded the after-tax equivalent of supplemental profit-sharing accruals which had been unfunded for all years since supplemental profit-sharing credits were added to the Supplemental Retirement Plan in 1987. The amounts contributed in each year after 1993 will typically fund the supplemental profit-sharing accruals for that year only. The following contributions to the trusts are not listed in the "All Other Compensation" column as they were made to fund the supplemental profit-sharing liabilities described above and already disclosed therein:

                                                                 1994     1993
                                                               -------- --------
      William J. Alley........................................ $109,203 $673,427
      Thomas C. Hays..........................................   32,586  353,608
      Arnold Henson...........................................   45,912  310,988
      John T. Ludes...........................................   18,670  131,606

   The Company made additional contributions in 1993 and 1994 to the trusts to fund its obligations for supplemental retirement benefits under the Company's Supplemental Retirement Plan to Messrs. Alley, Hays, Henson and Ludes. See the Pension Plan Table on page 13 for a description of the amount of these supplemental retirement benefits.

(7) In 1994, the Company substituted a split-dollar life insurance program for certain executive officers in lieu of the group term life insurance program under which they were previously covered. The death benefits payable on behalf of the executives under the split-dollar life insurance program, and the amount of premiums contributed by the executives, remain the same as under the group term life insurance program which had been available to all salaried employees, including executives, on the same terms and conditions. All insurance proceeds from the split-dollar life insurance program in excess of each executive's death benefit are payable to the Company, and the program is designed for the Company to recover at least its aggregate premium cost. The Company has elected to prepay its share of the full premiums for the policy in two annual installments in 1994 and 1995. The amount set forth in the "All Other Compensation" column for 1994 includes the dollar value of insurance premiums paid by the Company in 1994 as reduced by the projected refund to the Company on the maturity of the policy calculated on an actuarial basis as follows:

      William J. Alley........................................ $248,004
      Thomas C. Hays..........................................  161,439
      Arnold Henson...........................................  148,767
      John T. Ludes...........................................   94,058

  The following table provides information on the potential realizable dollar value of grants of stock options made in 1994 to the end of the option term:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------
                                                                               POTENTIAL REALIZABLE VALUE
                           NUMBER OF                                            AT ASSUMED ANNUAL RATES
                          SECURITIES     % OF TOTAL                           OF STOCK PRICE APPRECIATION
                          UNDERLYING   OPTIONS GRANTED EXERCISE OR                  FOR OPTION TERM
                            OPTIONS    TO EMPLOYEES IN BASE PRICE  EXPIRATION -------------------------------
NAME                     GRANTED(#)(1)   FISCAL YEAR     ($/SH)     DATE(2)     5%($)(3)         10%($)(3)
- ----                     ------------- --------------- ----------- ---------- -------------    --------------
WILLIAM J. ALLEY........         -0-         -0-            -0-         N/A             -0-               -0-
THOMAS C. HAYS..........     130,000        5.07         35.125     9/26/04       2,871,690         7,277,427
ARNOLD HENSON...........         -0-         -0-            -0-         N/A             -0-               -0-
JOHN T. LUDES...........      60,000        2.34         35.125     9/26/04       1,325,395         3,358,812
PETER M. WILSON.........      38,000        1.48         35.125     9/26/04         839,417         2,127,248
ALL STOCKHOLDERS........         N/A         N/A            N/A         N/A   4,381,457,183(4) 11,103,472,748(4)
ALL OPTIONEES...........   2,562,200         100         34.625     2/21/04      55,793,126       141,390,735
                                                                    9/26/04

- --------
(1) All options are for shares of Common Stock of the Company. No stock appreciation rights ("SARs") were granted during 1994. Options are generally not exercisable until the expiration of one year from the date of grant.
(2) The 1990 Long-Term Incentive Plan (As Amended and Restated as of January 1,
    1994) further provides that each option shall have a limited right ("Limited Right") which generally is exercised automatically on the date of change in control of the Company, or (if later) the day after the expiration of the six-month holding period for options not held for such six-month period by those holders subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Limited Right generally entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and (i) the fair market value of such shares at the date of exercise of the Limited Right if the option is an incentive stock option and (ii) if the option is a nonqualified stock option, the greater of (a) the highest price per share paid for shares of Common Stock of the Company acquired in the change in control and (b) the highest fair market value of shares of Common Stock at the time of exercise. The option is cancelled to the extent of the exercise of the Limited Right.
(3) The dollar amounts under these columns result from calculations made at assumed 5% and 10% annual rates of stock price appreciation that are prescribed pursuant to rules of the Securities and Exchange Commission. The inclusion of such amounts and the use of such rates are not intended to forecast any possible future appreciation of the Company's stock price.
(4) No gain to the optionees is possible without an increase in the Company's stock price, which will benefit all stockholders commensurately.

  The following table provides information concerning exercise of stock options, alone or in tandem with SARs, made during 1994 by each of the five most highly compensated executive officers:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                             NUMBER OF       VALUE OF UNEXERCISED
                            NUMBER OF                  SECURITIES UNDERLYING     IN-THE-MONEY
                              SHARES                   UNEXERCISED OPTIONS/      OPTIONS/SARS
                            UNDERLYING                 SARS AT FY-END (#)--    AT FY-END ($)--
                           OPTIONS/SARS      VALUE         EXERCISABLE/          EXERCISABLE/
NAME                     EXERCISED (#)(1) REALIZED ($)     UNEXERCISABLE        UNEXERCISABLE
- ----                     ---------------- ------------ --------------------- --------------------
WILLIAM J. ALLEY........       -0-             -0-       819,850/     -0-     2,205,414/     -0-
THOMAS C. HAYS..........       -0-             -0-       369,650/130,000        834,742/308,750
ARNOLD HENSON...........       -0-             -0-       224,350/     -0-       398,175/     -0-
JOHN T. LUDES...........       -0-             -0-       174,650/ 60,000        643,125/142,500
PETER M. WILSON.........       500           6,750       134,600/ 38,000        461,756/ 90,250

- --------
(1) SARs permit an optionee, upon exercise of such rights and surrender of the related option or part thereof, to receive a payment equal to the excess of the fair market value (at the time of exercise) of the shares covered by such option or part thereof so surrendered over the option price of such shares. Such payment may be made in Common Stock of the Company (valued on the basis of the fair market value of such Common Stock at the time of exercise), in cash, or partly in cash and partly in Common Stock of the Company, as the Compensation and Stock Option Committee may determine. No SAR is exercisable prior to six months from the date of its grant.

  The following table provides information concerning long-term compensation awards made during 1994 to the five most highly compensated executive officers:

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                        ESTIMATED FUTURE PAYOUTS
                                                             UNDER NON-STOCK
                       NUMBER     PERFORMANCE PERIOD OR    PRICE-BASED PLANS
                     OF SHARES,    OTHER PERIOD UNTIL   ------------------------
                   UNITS OR OTHER     MATURATION OR     THRESHOLD TARGET MAXIMUM
NAME               RIGHTS (#)(1)       PAYOUT (2)          (#)     (#)     (#)
- ----               -------------- --------------------- --------- ------ -------
WILLIAM J. ALLEY.      16,320             3 yrs           8,160   16,320 24,480
THOMAS C. HAYS...      8,160              3 yrs           4,080    8,160 12,240
ARNOLD HENSON....      5,875              3 yrs           2,938    5,875  8,813
JOHN T. LUDES....      3,265              3 yrs           1,633    3,265  4,898
PETER M. WILSON..      3,650              3 yrs           1,825    3,650  5,475

- --------
(1) These figures represent the number of shares that will be awarded upon attainment of the average consolidated return on equity target for the performance period.
(2) The performance period began on January 1, 1994 and will end on December 31, 1996. As of December 31, 1994, two years remain until maturation or payout. In the event that the executive retires, dies or becomes disabled or his position is eliminated prior to December 31, 1996, the performance awards are paid based on the average consolidated return on equity for the number of completed years during the performance period prior to retirement, death, disability or elimination of position.

  The number of shares of Common Stock to be delivered to the executive officers granted performance awards in 1994 is based on the level of achievement of specified operating goals of the Company and its consolidated subsidiaries during the performance period. The target amount will be earned if 100% of the targeted average consolidated return on equity is achieved. The threshold amount will be earned at the achievement of 83 1/3% of the targeted average consolidated return on equity and the maximum award amount will be earned at the achievement of 125% of the targeted average consolidated return on equity. In addition, cash dividend equivalents will be paid only to the extent that the performance goals are achieved.

RETIREMENT PLANS

  The following table sets forth the highest estimated annual retirement benefits payable to persons in the specified compensation and years of service classifications upon retirement at normal retirement date, assuming election of an annuity for the life of the employee only, under the retirement plans of the Company and those of its domestic subsidiaries under which executive officers of the Company would be entitled to benefits:

                                     PENSION PLAN TABLE

                            ESTIMATED ANNUAL RETIREMENT BENEFITS
                        FOR REPRESENTATIVE YEARS OF CREDITED SERVICE
                  ---------------------------------------------------------
   REMUNERATION      10       15       20       25        30         35
   ------------      --       --       --       --        --         --
    $  500,000    $ 75,000 $112,500 $150,000 $187,500 $  225,000 $  262,500
       600,000      90,000  135,000  180,000  225,000    270,000    315,000
       700,000     105,000  157,500  210,000  262,500    315,000    367,500
       800,000     120,000  180,000  240,000  300,000    360,000    420,000
       900,000     135,000  202,500  270,000  337,500    405,000    472,500
     1,000,000     150,000  225,000  300,000  375,000    450,000    525,000
     1,100,000     165,000  247,500  330,000  412,500    495,000    577,500
     1,200,000     180,000  270,000  360,000  450,000    540,000    630,000
     1,300,000     195,000  292,500  390,000  487,500    585,000    682,500
     1,400,000     210,000  315,000  420,000  525,000    630,000    735,000
     1,600,000     240,000  360,000  480,000  600,000    720,000    840,000
     1,800,000     270,000  405,000  540,000  675,000    810,000    945,000
     2,000,000     300,000  450,000  600,000  750,000    900,000  1,050,000
     2,200,000     330,000  495,000  660,000  825,000    990,000  1,155,000
     2,400,000     360,000  540,000  720,000  900,000  1,080,000  1,260,000

  The estimated annual retirement benefits set forth in the preceding table include any offset for Social Security benefits required under the applicable plan.

  The compensation covered by the retirement plans under which executive officers are to receive retirement benefits includes essentially compensation that would fall under the categories of "Salary" and "Bonus" in the Summary Compensation Table shown above on page 8 averaged over the five highest consecutive years. The years of service of Messrs. Alley, Hays, Henson and Ludes are 28, 30, 13 and 16, respectively.

  The Supplemental Retirement Plan of the Company provides supplemental retirement benefits in an amount equal to the difference between the benefits payable under the Retirement Plan and the amount that would be payable under the Company's tax qualified Retirement Plan formula in excess of the Internal Revenue Code limitation on maximum annual benefits payable from tax qualified retirement plans (currently the lesser of $120,000 and the employee's average compensation during his three highest-paid consecutive years of employment). The Supplemental Retirement Plan also provides for payments of any amount by which the Retirement Plan benefit is reduced because of the limitation contained in the Internal Revenue Code on the combination of the benefits payable thereunder and additions to the Company's tax qualified Profit-Sharing Plan. The Internal Revenue Code also provides that benefits under tax qualified plans cannot be based on compensation in excess of a certain limit (currently $150,000). The Supplemental Retirement Plan provides the difference between the amount paid under the Retirement Plan and the amount that would have been paid thereunder if the $150,000 limit on compensation were not included therein. In calculating retirement benefits, no credit is given for service in excess of 35 years. The Pension Plan Table includes these Supplemental Retirement Plan benefits.

  Under the Supplemental Retirement Plan, persons holding the office of Vice President or a more senior office with the Company will each receive an annual benefit equal to 52 1/2% of his average compensation during the five highest-paid consecutive calendar years of employment, provided he continues in employment until the earlier of normal retirement age of 65 or completion of 35 years of service. This 52 1/2% benefit is the same as the benefit in the 35 year column of the Pension Plan Table set forth above. The benefit is reduced by 1 1/2% of such average compensation for each year that such officer retires prior to age 65 unless he has completed 35 years of service. The benefit is also reduced by benefits under the Company's Retirement Plan, the retirement plans of subsidiaries of the Company and of any prior employer. This supplemental retirement benefit covers Messrs. Alley, Hays, Henson and Ludes.

  The Company has an agreement with Mr. Hays which will provide him with an annual retirement benefit of 52 1/2% of his average compensation during the five highest-paid consecutive calendar years of employment if Mr. Hays becomes disabled or dies prior to normal retirement date of age 65 or if the Company terminates his employment for reasons other than cause, or Mr. Hays terminates his employment for good reason (as defined in the agreement). For purposes of determining Mr. Hays' highest five-year average earnings, his compensation at the date of his termination of employment is deemed to continue until normal retirement date. This benefit to Mr. Hays is reduced by the amount paid to him under the Company's tax qualified Retirement Plan and Supplemental Retirement Plan.

  As noted in Note (3) under the Summary Compensation Table on page 8, Messrs. Alley, Hays, Henson, Ludes and certain other executive officers have established trusts to which the Company (or the Company's subsidiary by which the executive is employed) make contributions to fund currently the Company's supplemental retirement and profit-sharing obligations. The Company also continues to maintain "rabbi" trusts with a bank for the purpose of paying its supplemental retirement and profit-sharing obligations that are not fully funded by the executives' trusts.

SEVERANCE AND EMPLOYMENT AGREEMENTS

  The Company has entered into agreements with Messrs. Hays and Ludes to provide certain severance benefits for them in the event of their termination of employment following a change in control (as defined in the agreements) of the Company. Each agreement provides generally that if, subsequent to a change in control, the Company terminates the employment of the officer other than for disability or cause, or if the officer elects to terminate his employment for good reason, as provided in the agreement, the officer will then receive three years of base salary, three times the amounts for one year of his incentive compensation award and Profit-Sharing Plan allocation (and the supplemental profit-sharing allocation under the Supplemental Retirement Plan), three additional years of service and earnings credit under the retirement plans and agreements of the Company and three additional years of coverage under the life, health, accident, disability and other employee plans of the Company, provided that if any such person is within three years of his normal retirement date, the multiplier of three is reduced for each category of payment to the number of years and portion thereof remaining prior to such date. Each agreement also provides for payment of an amount necessary to restore any benefit diminution under the agreement and the Company's stock option plans and 1990 Long-Term Incentive Plan if the special excise tax imposed under Section 280G of the Internal Revenue Code is applicable. Assuming a change in control and a termination date of February 1, 1995, the amounts payable under such agreements would have been $4,320,771 and $2,666,433 for Messrs. Hays and Ludes, respectively. The Company has established "rabbi" trusts with a bank for the purpose of paying these amounts. The foregoing amounts do not include the three additional years of service and earnings credit under retirement plans and agreements or the three additional years of coverage under life, health, accident, disability and other employee plans to which the foregoing persons would be entitled. Upon termination of employment following a change in control, the executive would also be entitled to retain his split-dollar life insurance policy in order to provide the death benefit with any insurance proceeds after death in excess of the death benefit to be returned to the Company. The amounts payable are reduced by any amounts payable under the agreements referred to in the succeeding paragraph providing severance benefits after termination of employment without regard to a change in control. Messrs. Alley and Henson were covered under identical change in control agreements during their period of employment prior to retirement.

  The Company has also entered into agreements with Messrs. Hays and Ludes to provide severance benefits without regard to a change in control if the Company terminates the employment of the officer for reasons other than for disability or cause. The severance agreements provide the same benefits as those described in the preceding paragraph for a termination of employment following a change in control except that the multiplier is three in the case of Mr. Hays and two in the case of Mr. Ludes. Assuming a termination of employment on February 1, 1995, the amounts payable under the severance agreements, which would represent their base salary, Article XII award and Profit-Sharing Plan allocation (and the supplemental profit-sharing allocation under the Company's Supplemental Retirement Plan), would have been $4,320,771 and $1,777,622 for Messrs. Hays and Ludes, respectively. The foregoing amounts do not include the additional years of service and earnings credit under retirement plans and agreements or the additional years of coverage under life, health, accident, disability and other employee plans to which the foregoing persons would be entitled. Messrs. Alley and Henson were covered under identical severance agreements during their period of employment prior to retirement in which the multiplier was three in the case of Mr. Alley and two in the case of Mr. Henson.

  Gallaher Limited has an agreement with Mr. Wilson which provides, among other things, for his employment by Gallaher Limited at a salary rate, effective February 1, 1994, of (Pounds)314,000 (approximately $481,111, based on the average exchange rate for 1994) and for reimbursement of all reasonable expenses incurred by him in the performance of his duties under the agreement. The agreement is terminable by Gallaher Limited upon three years' written notice. The agreement also provides that in the event the employment of Mr. Wilson is terminated, or Mr. Wilson elects to terminate his employment for good reason, after a change in control of the Company or Gallaher Limited, he is to receive up to three times his salary, incentive compensation and certain benefits.

DIRECTOR COMPENSATION

  Each director who is not an officer or employee of the Company or one of its subsidiaries receives an annual fee of $35,000 for services as a director and an additional $1,500 for services on each committee of which the director is a member but not chairman. The chairman of the Executive Committee receives an additional annual fee of $30,000 for services as chairman; the chairmen of the Audit Committee, the Capital Appropriations Committee and the Compensation and Stock Option Committee receive an additional annual fee of $9,500 each for services as chairmen; and the chairmen of the Corporate Committee on Cultural Diversity and Workforce Issues, the Corporate Responsibility and Public Affairs Committee, the Environmental and Safety Committee and the Nominating Committee receive an additional annual fee of $6,000 each for services as chairmen. A non-employee director receives an additional annual fee of $16,000 for services as a member of the Executive Committee. The Company has an agreement with Mr. Anderson to defer payment of the fees to which he is entitled as a director, including any fees for committee service. Interest on the deferred amounts is accrued quarterly based on the average quarterly treasury bill rate. During 1994, the Company also paid the cost of group life insurance coverage for directors who were not officers or employees of the Company as follows: Mr. Anderson, $2,911; Dr. Ewers, $823; Mr. Johnstone, $1,299; Mr. Kelley, $2,246; Mr. Kirschner, $1,257; Mr. Lohman, $1,299; and Mr. Pistor, $1,442. Directors who are not officers or employees of the Company are also covered under the Company's matching gift program whereby the Company will make a 200% match of gifts totalling up to $15,000 by the director to an eligible charitable or educational institution.

  Each director who is not an officer or employee of the Company or one of its subsidiaries is also paid 200 shares of Common Stock of the Company each year under the Company's Stock Plan for Non-employee Directors which was approved by the stockholders at the 1990 Annual Meeting (see Item 3 for a proposal to approve a new Stock Plan for Non-employee Directors). Directors who are not officers or employees of the Company or one of its subsidiaries are covered while on Company business by the business travel accident insurance policy which covers employees of the Company generally.

  Each director who is not an officer or employee of the Company or one of its subsidiaries who voluntarily retires or decides not to stand for reelection as a director will receive an annual retirement benefit equal to the annual director's fee (exclusive of fees for committee service and fees for service on boards of directors of subsidiaries) in effect at the time of retirement to be paid for the number of years equal to such director's full years of service. Such benefit is payable beginning in the year in which such director retires or attains age 65, whichever occurs later, and continues to be payable to the director's beneficiary in the event of the director's death until all such payments have been made. The benefit is also payable to the director's beneficiary if the director dies prior to retirement after having completed at least three years of service.

  Each director who is not an officer or employee of the Company is covered under the Company's charitable award program for non-employee directors. Under the program, the Company will make future contributions of up to $500,000 for each such director to charitable, educational or other qualified organizations designated by the director. The contribution would be made after the death of the director and the Company's obligation is funded by Company owned life insurance policies.

  Mr. Alley has waived his fees for service on Board committees, except his fee for service as Chairman of the Executive Committee, for the period that he serves as Chairman of the Executive Committee. Mr. Alley will not participate in the charitable award program for 1995 and is not covered under the non-employee director retirement program.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is designed to help the Company attract, motivate and retain the executive resources that it needs in order to maximize its return to stockholders.

  Toward that end, the program attempts to provide:

    . competitive levels of salary and total compensation

    . annual incentive compensation that varies with the annual financial performance of the Company and its various operating companies

    . long-term incentive compensation to reward long-term financial performance.

  The Company intends to provide levels of total compensation for executive officers that are competitive with compensation for executives with comparable responsibilities in corporations of similar size. The competitive information is derived from a variety of sources, principally surveys conducted by Towers Perrin, the outside consultants of the Compensation and Stock Option Committee (the "Committee"), and Management Compensation Services, a division of Hewitt Associates, of compensation awarded by over 200 large, publicly-held corporations with revenues in excess of $2 billion participating in the surveys (the "survey group"). Most of the companies in the survey group are in the S&P 500 and some are in the Peer Group index described on page 22. The Committee relies on a broad array of companies for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph on page 22.

  The Company's executive compensation program consists of three basic elements--base salaries, annual incentive bonuses and long-term incentives. The long-term incentive plans of the Company and its operating companies covering executive officers of the Company are designed to ensure that incentive compensation varies based on the profitability of the Company and its various operating companies and on the performance of the Company's Common Stock. In addition, these plans provide the flexibility to reward executives based on their individual performance.

 Committee Responsibilities

  The Company's By-laws require that the salaries of officers employed by the Company and having the offices of Vice President and above be fixed by the Committee. The Committee also has the authority to allot to executive officers employed by the Company and certain other officers a portion of the incentive compensation available for allotment under Article XII of the Company's By-laws. In addition, the Committee grants awards to executive officers and certain other officers under the Company's 1990 Long-Term Incentive Plan, which as described below generally consisted in 1994 of stock options and performance share awards. With respect to executive officers who are employed by the Company's subsidiaries, the Committee recommends the salaries of such executive officers to the relevant subsidiary company's board of directors or appropriate committee. Further, unless the amount is fixed pursuant to the relevant subsidiary company plan, the incentive bonuses awarded to such executive officers are reviewed by the Committee prior to formal approval by the subsidiary board or appropriate committee. The Committee also reviews the design of the Company's executive compensation programs, assesses their competitiveness and effectiveness and makes recommendations with respect to them.

  Each of the elements of the program is described in the report below, including a discussion of the specific actions taken by the Committee with respect to the Chairman of the Board and Chief Executive Officer and the other executive officers for 1994.

 Base Salaries

  At the end of 1993, the Committee determined that, as a result of the potential decrease in the Company's 1993 profits primarily due to the unsettled conditions in the domestic tobacco industry, salaries of the Chairman and other executive officers would not be increased effective January 1, 1994 as would ordinarily have been the case. As a result, salaries of the Chairman of the Board and Chief Executive Officer and other executive officers employed by the Company were the same for 1994 as for 1993. The 1994 salary levels of these executive officers for 1994 were on average approximately 2% above the median of the survey group.

  The salary increases of the Company's executive officers who are chief executives of subsidiary companies were determined primarily based on the Committee's subjective assessment of the performance of the respective subsidiary company. Salary increases ranged from 4.1% to 6% with a 10.6% increase for Mr. Wilson to reflect his designation as Chairman and Chief Executive of Gallaher Limited in February 1994. The average salary rate increase for these executive officers was 5% which compares to the average salary increase of 5.8% for this category of executive officers in the survey group. An executive officer who was the chief executive of a subsidiary company and retired during the year did not receive a salary increase.

 Annual Incentive Bonuses

  Article XII of the By-laws of the Company provides for payment of incentive compensation to members of the Management Group (defined pursuant to Article
XII), including executive officers. An amount equal to 1/2 of 1% of adjusted income from continuing operations (as defined in Article XII) is made available for allotment annually if a cash dividend has been paid on the Common Stock of the Company. Of the amount available for incentive compensation, 18% is allotted to the Chairman of the Board and the remainder is available to the Management Group on the following basis: 30% of the total amount available is allotted by Article XII to the members of the Management Group in proportion to their salaries, and the balance may be allotted by the Committee, entirely at the Committee's discretion, as to amounts and individuals. The Committee has the authority to reduce the amount of any allotment to the Chairman or a member of the Management Group. Payments are made in cash as soon as practicable after determination of the amount available.

  In determining the total incentive award for each executive officer other than the Chairman of the Board, the Committee for 1994 followed its past practice of generally increasing or decreasing the total incentive compensation award to each executive officer depending upon the increase or decrease in the Company's earnings from which Article XII payments are made available for allotment. The amount made available for allotment under Article XII for 1994 increased 16.3% over 1993 and thus the Committee determined that the 1994
Article XII award for executive officers other than the Chairman of the Board should be increased generally by 10% with certain exceptions for reasons of internal equity and market competitiveness. The incentive compensation award for Mr. Ludes was increased by an additional $100,000 based on the performance of the operating company for which he was primarily responsible and the assumption of new operating responsibilities in contemplation of his new position as President and Chief Operating Officer of the Company effective January 1, 1995. The incentive compensation award for another executive officer was increased by an additional $25,000 for exceptional work related to the sale of The American Tobacco Company subsidiary.

  Incentive compensation awards for executive officers of the Company who are employed by subsidiary companies are determined under the incentive compensation plans of those subsidiary companies. These plans generally provide for the establishment of target awards as a percentage of salary and the payment of a percentage of the target award based on the attainment of certain corporate income and individual achievement goals. Mr. Wilson participated in an incentive compensation plan for key employees of Gallaher Limited. Under such plan, an amount equal to 0.389% of consolidated profits before tax (as defined in such plan) is made available for allotment annually. Of the amount made available for incentive compensation, 18.5% is allotted to the Chairman of Gallaher Limited.

 Other Considerations with Respect to the Chairman's Compensation

  The annual incentive compensation for Mr. William J. Alley as Chairman under
Article XII increased by 16.3% from his 1993 annual incentive compensation. This portion of his compensation is based strictly on a stockholder-approved formula related to the pre-tax earnings performance of the Company as explained under Annual Incentive Bonuses above. As a result of the salary freeze for 1994 as noted above, Mr. Alley did not receive a salary increase for 1994. Mr. Alley's salary level for 1994 placed him at 13% above the median of the survey group.

  In September 1994, the Committee made a restricted stock award to Mr. Alley for 16,320 shares of the Company's Common Stock. The award was made to induce Mr. Alley, who was retiring at the end of 1994, to continue as a member of the Board of Directors of the Company and as Chairman of its Executive Committee after retirement. The vesting of the shares was conditioned on Mr. Alley remaining in the employ of the Company through the end of 1994 and thereafter being willing to serve as a member of its Board of Directors and Chairman of its Executive Committee until the end of 1995. At the time of the grant, the Committee noted the then pending sale of The American Tobacco Company subsidiary and the possible sale of the Company's life insurance business and believed that the assistance of Mr. Alley during those transactions and the subsequent transition period would be in the best interest of the Company. The amount of 16,320 restricted shares is equal to 10% of Mr. Alley's final stock option grant awarded in 1993 which is the same formula that the Committee has used in determining the number of target performance award shares to be made to executive officers and is also the same formula that the Committee had applied in granting restricted stock awards prior to 1992.

 Long-Term Incentives

  Under the Company's 1990 Long-Term Incentive Plan, the Committee can grant to key employees of the Company and its subsidiaries a variety of long-term incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, dividend equivalents and other stock-based incentives.

  In 1994, the Company granted incentive stock options, nonqualified stock options and performance share awards to its executive officers. The options have an exercise price not less than the fair market value of the stock on the date of grant. The options generally become exercisable one year from the date of grant, and expire 10 years from the date of grant. Benefits to an executive officer from stock options will be realized only in the event of an increase in the market value of the Company's Common Stock. The performance share awards are grants of Company Common Stock that are contingent upon the achievement by the Company and its subsidiaries of specified average return on equity targets over the performance period of 1994 to 1996. The number of shares of Common Stock to be delivered to the executive officers granted performance awards in 1994 varies with the level of achievement during the performance period. The target amount will be earned if 100% of the targeted consolidated return on equity is achieved. Fifty percent of the target amount will be earned at the achievement of 83 1/3% of the targeted average consolidated return on equity and no amount will be earned below such level. The maximum award of 150% of the target amount will be earned at the achievement of 125% of the targeted average consolidated return on equity. In establishing these goals, the Committee considered the Company's average return on equity in recent years as well as the return on equity over a similar period of the companies comprising the Standard & Poor's 500. As a result, the awards are designed to provide a maximum share payment only if the Company's return on equity were to exceed that achieved by more than 50% of the Standard & Poor's 500 companies in recent years. In addition, the recipients of the performance awards will receive cash dividend equivalents at the time of payment of the performance shares based on the number of performance shares actually earned. Mr. Alley as Chairman did not receive a stock option grant for 1994 but did receive a performance award during 1994 with the number of performance shares to be paid to him, if target goals are achieved, set at 10% of his 1993 stock option award shares.

  The Committee intends that stock options and performance awards serve as a significant piece of the executives' total compensation package, and thus they are granted in consideration of present and anticipated performance, as well as past performance. Annual and long-term incentives make up the major portion of the total compensation of executive officers. Moreover, the stock options and performance awards are intended to offer the executive officers significant long-term incentives to increase their efforts on behalf of the Company and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executives with the stockholders. As indicated above, the Committee's compensation philosophy is to have long-term incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in making its determinations in 1994 with respect to stock option and performance award grants to the individual senior executives was guided by the percentage of the individual's base salary that the estimated value of the stock options and performance awards would comprise. The Committee sets the percentage of base salary that the long-term incentive would represent at a level based on a comparison to the value of long-term incentives awarded to similarly-compensated executives in the survey group, based on the outside consultants' survey of competitive practice regarding the percentage of base salary represented by long-term incentives. The Committee used an option pricing valuation method for purposes of making such comparison. The Committee granted stock options and performance awards to executive officers employed by the Company to place them on average at the 72nd percentile of the survey group. The number of performance award shares to be paid if target goals are met is set at 10% of the stock option award shares. These grants continue the Committee's practice of providing executive officers with annual long-term incentive grants that are somewhat above median competitive levels, but within the overall range of competitive practice as recommended by Towers Perrin, the Committee's outside consultants.

  In determining the level of grants for the executive officers, the Committee considered several factors in its subjective judgment without any of these factors being weighted greater than any other: first, that the Company and its subsidiaries comprised a large and diverse organization with over 100 operating subsidiaries in more than six highly competitive industries doing business on a worldwide basis; second, the complex task facing the executive officers in managing and furthering the performance, growth and prospects of such an organization; and third, the high level of performance and results achieved by the Company and its subsidiaries in recent years, particularly during a time when extremely difficult economic conditions have been adversely affecting principal markets in which many of the businesses operate, as well as the steps taken by the executive officers to enhance stockholder value. Based on these factors, the Committee determined that it was desirable to establish a percentile target sufficiently above the median percentile of the competitive survey group so as to provide additional incentive to the executive officers to increase their efforts on behalf of the Company, its subsidiaries and its stockholders and also to reward strong performance.

  In addition, certain of the executive officers who are also chief executives of operating companies were granted additional performance awards payable in cash contingent upon the achievement by the relevant operating companies of specified operating company contribution targets over specified performance periods. The amount of cash payment is equal to the value of shares of the Company's Common Stock underlying 5% of the executive officer's stock option granted immediately prior to the performance award grant if the operating company achieves the minimum performance goal and the amount will be increased up to 20% (37.5% in the case of one executive officer) of the value of the executive officer's prior stock option grant if the maximum performance goal is attained. In setting the level of these grants, the Committee considered the factors set forth in the preceding paragraph. The performance goals are generally based on increases in operating company contribution for the operating company employing the executive officer during the performance period commencing January 1, 1994 and terminating December 31, 1996. Operating company contribution is defined as operating income excluding amortization of intangibles.

  The Committee approved a split-dollar life insurance program for executive officers during 1994. The program will provide the same death benefits as under the prior group term life insurance program with executive officers being charged the same amount of premiums. In the event of retirement of the executive officer, he would retain the policy in order to provide the post-retirement death benefit. The program is designed so that there will be returned to the Company from the insurance policy after payment of the death benefit an amount equal to or greater than the premiums paid by the Company. The Committee believes that the split-dollar life insurance program is desirable in that it provides greater security to executive officers for their death benefits, when compared to the group term life insurance program which could be terminated at any time, without a material increase in cost to the Company.

  The Omnibus Budget Reconciliation Act of 1993 amended the Internal Revenue Code in order to limit the allowable tax deduction that may be taken by the Company for compensation paid to the Chairman and the four other highest paid executive officers required to be named in the Summary Compensation Table. The limit is $1 million per executive per year, provided that compensation payable solely on account of the attainment of performance goals is excluded from the limitation. It is the Committee's intent to qualify to the extent practicable the annual incentive bonus under Article XII and stock options and performance awards under the 1990 Long-Term Incentive Plan as performance based compensation in order that these elements of compensation may qualify for the exclusion from the $1 million limit so that the Company's tax deduction will not be so limited for a significant portion of the compensation of these executive officers. In order to qualify compensation under Article XII and the 1990 Long-Term Incentive Plan for the performance based compensation exclusion, management submitted and stockholders approved amendments to these programs at the 1994 Annual Meeting.

                                    Compensation and Stock Option Committee

                                          Eugene R. Anderson, Chairman
                                          John W. Johnstone, Jr.
                                          Wendell J. Kelley
                                          Charles H. Pistor, Jr.

                                                               January 30,
                                                               1995

The following individuals, who were executive officers of the Company during 1994, served as members of the boards of directors of Gallaher Limited, a subsidiary of the Company, and The Franklin Life Insurance Company, a former subsidiary of the Company and participated in setting compensation for two employees of those subsidiaries who were executive officers and directors of the Company during 1994, and have signed this Report for this purpose.

                                          William J. Alley
                                          Thomas C. Hays
                                          Arnold Henson
                                          Robert L. Plancher

                                                             December 31, 1994

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As members of the boards of directors of Gallaher Limited, a subsidiary of the Company, and The Franklin Life Insurance Company, a former subsidiary of the Company, Messrs. William J. Alley, Thomas C. Hays, Arnold Henson and Robert
L. Plancher, who are executive officers of the Company, participated in setting compensation for Messrs. Peter M. Wilson and Howard C. Humphrey, officers of those respective subsidiary companies who were also directors of the Company during the last year. None of these individuals is a member of the Compensation and Stock Option Committee of the Company. The members of the Compensation and Stock Option Committee of the Company are set forth above.

                 AMERICAN BRANDS, INC. STOCK PRICE PERFORMANCE
                          (WITH DIVIDEND REINVESTMENT)


                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 AMONG AMB, S&P 500 INDEX AND PEER GROUP INDEX

Measurement period                      S&P 500         Peer Group
(Fiscal year Covered)   AMB             Index           Index
- ---------------------   ---------       ---------       ---------
Measurement PT -
12/31/89                $ 100           $ 100           $ 100

FYE 12/31/90            $ 121.7         $ 96.9          $ 83.5
FYE 12/31/91            $ 136.9         $ 126.4         $ 115.1
FYE 12/31/92            $ 128.4         $ 136.1         $ 126.5
FYE 12/31/93            $ 111.8         $ 149.8         $ 136.6
FYE 12/31/94            $ 133.7         $ 151.7         $ 138.8

- --------
* Excludes American Brands, Inc.

Peer Group Index

  The Peer Group consists of publicly traded companies in industry segments corresponding to the Company's five core businesses and its specialty businesses: the Tobacco segment comprises Philip Morris Companies, Inc., B.A.T Industries, Loews Corporation and Hanson PLC; the Distilled Spirits segment comprises Brown-Forman Corporation, The Seagram Company, Ltd., Allied-Lyons PLC, Grand Metropolitan PLC and Guinness PLC; the Life Insurance segment comprises Transamerica Corporation, American International Group, Inc., Aetna Life and Casualty, Torchmark Corporation and Capital Holding Corporation; the Hardware and Home Improvement segment comprises Masco Corporation, American Woodmark Corporation, The Black & Decker Corporation and The Stanley Works; the Office Products segment comprises Herman Miller Inc., Mead Corporation, Hunt Manufacturing Co. and Avery Dennison Corporation; and the Specialty segment comprises The United States Shoe Corporation, ProGroup, Inc. and T. & S. Stores PLC.

  The weighted average total return of the entire Peer Group, for each year, is calculated as follows: (1) the total return of each Peer Group member is calculated by dividing the change in market value of a share of its common stock, assuming quarterly dividend reinvestment, by the cumulative value of a share of its common stock at the beginning of the year; (2) each Peer Group member's total return is then weighted within its industry segment based on its market capitalization at the beginning of the year, relative to the market capitalization of the entire segment, and the sum of such weighted returns results in a weighted average total return for that segment; and (3) each segment's weighted average total return is then weighted based on the percentage of sales, excluding excise taxes, of that segment of the Company for the year, as compared with total Company sales, excluding excise taxes, and the sum of such weighted returns results in a weighted average total return for the entire Peer Group.

  The Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the five year period from a base of 100.

  The Report of the Compensation and Stock Option Committee on Executive Compensation and the American Brands, Inc. Stock Price Performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C of the Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 of the Exchange Act.

ITEM 2

                      ELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors recommends that the stockholders elect Coopers & Lybrand L.L.P. as independent accountants for the Company for the year 1995. In line with this recommendation the Board of Directors intends to introduce at the forthcoming Annual Meeting the following resolution (designated herein as Item 2):

    "RESOLVED, that Coopers & Lybrand L.L.P. be and they are hereby elected independent accountants for the Company for the year 1995."

  In accordance with the Company's practice, a member of Coopers & Lybrand L.L.P. will attend the Annual Meeting to make a statement if he desires to do so and to respond to any appropriate questions that may be asked by stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 2.

ITEM 3

                         APPROVAL OF THE STOCK PLAN FOR
                             NON-EMPLOYEE DIRECTORS

  At the Annual Meeting in 1990, stockholders approved the American Brands, Inc. Stock Plan for Non-employee Directors pursuant to which 200 shares of Common Stock of the Company are granted annually to each director who is not an employee of the Company or any subsidiary thereof as part of the director's fee. That Plan expired last year. A new American Brands, Inc. Stock Plan for Non-employee Directors (the "Non-employee Directors' Plan") is being proposed for approval. The new Non-employee Directors' Plan is substantially similar to the former Plan except that 300 shares will be granted annually to each non-employee director and 20,000 shares, rather than 7,500 shares, are reserved for issuance thereunder. The new Non-employee Directors' Plan will be effective for the years 1995 through 1999, inclusive. A non-employee director will receive such shares only with respect to any year in which such person is serving as a non-employee director immediately following the Annual Meeting of stockholders in each such year. The shares will be delivered as soon as practicable after the Annual Meeting. The shares awarded under the Non-employee Directors' Plan will be in addition to, and not in lieu of, the annual fee and fees for service on committees paid to a non-employee director.

  The Board of Directors believes that the Non-employee Directors' Plan will aid the Company in attracting and retaining non-employee directors of exceptional ability by supplementing their cash fees and further aligning their interests with the other stockholders by increasing their proprietary interest in the Company. Many large corporations provide stock-based plans to non-employee directors and the new Non-employee Directors' Plan will continue to keep the Company in conformity with this practice. In addition, the Company has not increased non-employee director compensation since 1993 while director fees at other corporations have been trending upward since then. An annual award of 300 shares is being proposed in order to permit the Company to maintain its competitive position by increasing non-employee director compensation in a manner so as to increase the equity ownership of the non-employee directors in the Company. Accordingly, the Board recommends its adoption by the stockholders. The Non-employee Directors' Plan is set forth in full in Exhibit A, and the description of the Non-employee Directors' Plan which appears below is qualified in its entirety by reference thereto.

  The Non-employee Directors' Plan will be administered by the Salary Committee (the "Salary Committee") appointed by the Board of Directors. None of the members of the Salary Committee may receive shares of Common Stock under the Non-employee Directors' Plan. Because of the automatic nature of the eligibility for and the grant of shares under the Non-employee Directors' Plan and because each eligible non-employee director will receive the same fixed number of shares, the Salary Committee will not have any discretion with respect to the amount of or the terms of any individual grant.

  An aggregate of 20,000 shares of Common Stock is authorized to be issued to non-employee directors under the Non-employee Directors' Plan. The total number of shares may consist of authorized but unissued shares or shares held in the Company's treasury. The number of shares of Common Stock which a non-employee director may receive per year and the aggregate number of shares which may be issued to non-employee directors under the Non-employee Directors' Plan are subject to adjustment for stock splits, stock dividends and similar events.

  The terms of the Non-employee Directors' Plan permit a non-employee director to elect to defer receipt of shares of Common Stock issued under such Plan until a specified date or until the occurrence of a specified event in the future. While receipt of any such shares is deferred, dividends that would have been paid with respect to such shares had receipt thereof not been deferred are also deferred and will accrue interest quarterly from the respective dates such dividends would have been paid at a rate equal to the average quarterly United States Treasury bill rate and be delivered to the non-employee director on such specified date or upon the occurrence of such specified event. Upon the occurrence of a change in control as defined below, any shares of Common Stock with respect to which a non-employee director has elected to defer receipt and any accrued and unpaid dividends (and accrued interest thereon), shall then be delivered to such non-employee director.

  A change in control is defined in the Non-employee Directors' Plan to have occurred upon (a) the acquisition by a person or group of beneficial ownership of more than 20% of the outstanding voting stock of the Company, (b) a majority of the Board of Directors ceasing to be continuing directors (as defined in the Non-employee Directors' Plan), (c) a merger, consolidation or sale of substantially all the assets of the Company in a transaction in which the Company's stockholders immediately prior to the transaction do not have at least 50% of the voting power of the surviving, resulting or transferee entity or following which any person or group has beneficial ownership of more than 20% of the voting power of the surviving, resulting or transferee entity or (d) the occurrence of any other event reportable by the Company as a change in control in a filing with the Securities and Exchange Commission on Form 8-K. The definition does, however, exclude (i) acquisitions of stock that would otherwise constitute a change in control made by the Company or an employee benefit plan (or related trust) sponsored or maintained by the Company and (ii) a merger or consolidation with a corporation that does not trigger the change in control provisions.

  The Board of Directors retains the right to amend or terminate the Non-employee Directors' Plan, subject to the terms of the Plan, provided that any amendment must comply with the requirements of the rules and regulations promulgated under Section 16(b) of the Securities Exchange Act of 1934 so that the receipt of shares by a non-employee director shall be exempt from Section 16(b).

  Under current federal income tax rules, a non-employee director will realize ordinary income, and the Company will be entitled to a tax deduction, for the year that the shares of Common Stock are delivered to the non-employee director in an amount equal to the fair market value of the shares.

  The following table reflects the number of shares granted to each non-employee director under the former Stock Plan for Non-employee Directors approved by the stockholders in 1990 and the number of shares proposed to be granted under the proposed Stock Plan for Non-employee Directors:

                                                 FORMER PLAN     PROPOSED PLAN
     POSITION                                  NUMBER OF SHARES NUMBER OF SHARES
     --------                                  ---------------- ----------------
     Non-employee Director....................       200              300

RESOLUTION CONSTITUTING ITEM 3

  The resolution (designated herein as Item 3) to approve the Stock Plan for Non-employee Directors is as follows:

    "RESOLVED, that, as conditionally adopted by the Board of Directors, the American Brands, Inc. Stock Plan for Non-employee Directors submitted to this Annual Meeting be and it is hereby approved."

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 3.

ITEM 4
- ------
                RESOLUTION REQUESTING ELIMINATION OF ELECTION OF
               DIRECTORS BY CLASSES PROPOSED BY TWO STOCKHOLDERS

  The Company is informed that John J. Gilbert, whose address is 29 East 64th Street, New York, New York 10021-7043, a record holder of 400 shares of Common Stock and claiming an additional family interest of 1,200 shares, and/or John
C. Henry, a record holder of 12,800 shares of Common Stock, whose address is 5 East 93rd Street, New York, New York 10128, intend to introduce at the Annual Meeting the following resolution (designated herein as Item 4):

    "RESOLVED: That the stockholders of American Brands, Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided and that on expiration of present terms of directors their subsequent election shall be on an annual basis."

  The proponents have furnished the following statement setting forth the reasons advanced by them in support of their proposal:

  "Continued very strong support along the lines we suggest were shown at the last annual meeting when 36.15%, an increase over the previous year, 4,474 owners of 59,080,561 shares, were cast in favor of this proposal. The vote against included 11,104 unmarked proxies.

  "Last year ARCO, to its credit, voluntarily ended theirs, stating that when a very high percentage, 34.6%, desired it to be changed to an annual election it was reason enough for them to change it.

  Several other companies have also followed suit such as Pacific
  Enterprises, Katy Industry, Hanover Direct, Campbell Soup and others.

  "Because of normal need to find new directors and because of environmental problems and the recent avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

  "Recently Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the controlling French insurance company not wanting it they now do not have a staggered board.

  "The Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal affecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

  "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

BOARD OF DIRECTORS STATEMENT ON ITEM 4

  Under the corporate law of Delaware, the State in which the Company is incorporated, the change contemplated by the proposal would require an amendment to the Company's Certificate of Incorporation which must first be approved by the Board of Directors and then submitted to a vote of the stockholders. A vote in favor of Item 4, therefore, would constitute a request that the Board initiate this amendment. The Board does not believe, however, that such an amendment would be in the best interests of the Company or its stockholders.

  In 1986, the stockholders approved an amendment to the Company's Certificate of Incorporation to provide for the current division of the Board by class, with one class elected each year for a three-year term. Fully 86.9% of the votes cast with respect to that proposal were cast in its favor.

  The Board believes that a classified Board enables the Company to plan for a reasonable period into the future and thereby provide for continuity of corporate policies. The Board also believes that flexibility is achieved by the election of one-third of the directors annually, while stability is retained because a majority of the directors at all times will have had prior experience in the management of the Company's business. In addition, the classified Board would preclude the immediate removal of all incumbent directors by a person seeking a change in control of the Company and thereby would benefit all of the Company's stockholders as the incumbent directors would then be in a position to act to protect the stockholders' value in the Company. Surveys of corporate board structures conducted by certain organizations independent of the Company have shown that more than half of the corporations included in the surveys maintain classified boards. For the foregoing reasons, the Board believes that the amendment contemplated by Item 4 is not in the best interests of the Company. Resolutions substantially similar to Item 4 were rejected by the stockholders at each of the Annual Meetings from 1989 through 1994.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 4.

ITEM 5
- ------
                     RESOLUTION REQUESTING CANCELLATION OF
                     COMPANY PENSIONS FOR OUTSIDE DIRECTORS
                          PROPOSED BY ONE STOCKHOLDER

  The Company is informed that Howard H. Witsma, whose address is 665 S. Skinker Blvd., 11G, St. Louis, Missouri 63105-2350, a record holder of 300 shares of Common Stock, intends to introduce at the Annual Meeting the following resolution (designated herein as Item 5):

  "RESOLVED: We the stockholders assembled in person and by proxy, do request that the Board of Directors take the necessary steps so that (i) the pensions currently granted to 'outside' directors be reviewed with an eye towards cancellation and (ii) no such pensions be granted in the future nor increased, if granted, without the direct and specific vote of such stockholders assembled in Annual Meeting."

  The proponent has furnished the following statement setting forth the reasons advanced by him in support of the proposal:

  "REASONS: Although it has become commonplace for 'outside' directors to be pensioned, these people are the employees of the stockholders and not the Company. These ladies and gentlemen are currently being handsomely remunerated for their services in the form of retainers, per diems, and expenses for their work for the Company. Further these same ladies and gentlemen are otherwise employed, or are retired with pensions, and are being paid for their services at their place of primary employment. Such 'double dipping' is not in the interests of we, the stockholders and owners of the Corporation, nor fair to us. While we certainly require top talent as our directors, there are many corporations today, despite what management may say to the contrary, where this practice is not permitted.

  "Last year 9,869 proxies representing 43,607,713 shares were cast in favor of this proposal. The vote against included 10,938 unmarked proxies."

BOARD OF DIRECTORS STATEMENT ON ITEM 5

  The Company has a policy of paying retirement benefits to each non-employee director who voluntarily retires or decides not to stand for reelection. The annual retirement benefit is equal to the annual basic director's fee in effect at the time of retirement and is paid for the number of years equal to the director's full years of service. The benefit is payable beginning in the year in which the director retires or attains age 65, whichever occurs later, and continues to be payable to the director's beneficiary in the event of the director's death until all such payments have been made. The benefit is also payable to the director's beneficiary if the director dies prior to retirement after having completed at least three years of service.

  The Board believes that paying a portion of the total compensation for outside directors in retirement benefits is appropriate and that the Company's retirement policy for outside directors assists it in remaining competitive with other major corporations so that the Company may attract and retain persons of the highest quality to serve on your Board of Directors. The retirement benefit provides an incentive to join the Board, and to remain long enough to gain experience and knowledge of the Company's businesses. Payment of retirement benefits also recognizes the ever increasing time commitment, diligence and risks associated with Board service. An independent benefits consulting firm reports that over 67% of the 132 major publicly-held companies that it surveyed provide retirement benefits for their outside directors.

  The Board is opposed to the proposal for an additional reason. The proposal would require the termination of retirement benefits being paid to directors that have already retired and cancellation of retirement benefits that have already accrued for directors currently serving. The Company's retirement policy was an inducement for non-employee directors to join and remain in service on the Board. The Board believes that the termination of these already earned retirement benefits would be a breach of the Company's obligations. A resolution substantially similar to Item 5 was rejected by the stockholders at the 1994 and 1993 Annual Meetings.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 5.

ITEM 6
- ------
                 RESOLUTION REQUESTING STOCKHOLDER APPROVAL OF
                   CHANGE OF CONTROL COMPENSATION AGREEMENTS

  The Company is informed that William Steiner, whose address and stock ownership will be furnished by the Company promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution (designated herein as Item 6):

  "RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

  The proponent has furnished the following statement setting forth the reasons advanced by him in support of the proposal:

  "Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as 'golden parachutes'. These contracts are awarded without shareholder approval.

  "The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

  "Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

  "As a founding member of the Investors Rights Association of America it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

  "I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

BOARD OF DIRECTORS STATEMENT ON ITEM 6

  The Board of Directors disagrees with the proponent's assertion that the agreements that the Company has entered into with its senior executives, providing for compensation during a period following termination of employment subsequent to a change of control of the Company, are in conflict with management's duty to the stockholders. On the contrary, these agreements are intended to minimize, rather than create, a conflict of interest that senior executives might have in the event of a change of control contest for the Company. By providing a measure of financial security for possible job loss following a takeover, the agreements help senior executives to assess a takeover bid objectively and to advise the Board whether the bid is in the best interests of the Company and its stockholders without fear of personal financial loss. Furthermore, as there may be an extended period from the time the change of control is proposed until it is completed, the Company could be at a disadvantage if it were to lose senior executives during that time. The agreements are an incentive for senior executives to remain with the Company and protect stockholder interests during a contest for control.

  The agreements provide that no benefit is paid unless (i) a change of control occurs and (ii) the executive's employment is thereafter terminated. The agreements thus have no current cost to the Company and are similar to other such agreements which exist at many publicly held companies. The agreements will not prevent a business combination that would increase stockholder value.

  The determination of whether the Company should enter into such an agreement with one of its executives is made by the Compensation and Stock Option Committee which is made up of outside members of the Board of Directors who are not executives of the Company. In those circumstances when the Compensation and Stock Option Committee believes that an agreement of this type would be in the best interests of the Company and its stockholders, the Committee needs the flexibility to provide it efficiently and without delay. This ability would be significantly diminished by a requirement to submit the agreement to stockholders for approval. Unless the Company were to incur the substantial expense of convening a special stockholders' meeting for the purpose, such agreements could only be entered into once a year after approval at an annual meeting of stockholders. In today's competitive environment, a corporation cannot afford to wait one year to implement a needed and desirable agreement.

  The Board believes that providing senior executives with a reasonable measure of financial security in the event of termination of employment following a change of control helps to recruit and maintain key executives and also helps to ensure their objectivity at a time when a change of control of the Company may be at stake.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 6.

ITEM 7
- ------
                     RESOLUTION REQUESTING EQUAL EMPLOYMENT
                      REPORT PROPOSED BY TWO STOCKHOLDERS

  The Company is informed that the Missionary Oblates of Mary Immaculate of Texas, with the co-sponsorship of the Evangelical Lutheran Church in America Board of Pensions, whose respective addresses and stockholdings will be furnished by the Company promptly upon receipt of any oral or written request therefor, intend to introduce at the Annual Meeting the following resolution (designated herein as Item 7):

    "We believe there is a strong need for corporate commitment to equal employment opportunity. We also believe a clear policy opposing all forms of discrimination is a sign of a socially responsible corporation. Since a substandard equal employment opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain types of business, we believe it is in the company's and the shareholder's interests to have information on our company's equal employment record available.

    "One of the country's largest institutional investors, the California Public Employees' Retirement System, includes workplace performance guidelines as part of their corporate performance criteria. The Department of Labor's Glass Ceiling Commission has for the last four years conducted studies with the help of a number of corporations and in 1994 held public hearings to ascertain the status of equality and diversity in Corporate America. In 1995 the Commission will report to the President their recommendations.

    "As a major employer we are in a position to take the lead in ensuring that employees receive fair employment opportunities and promotions. We believe a report containing the basic information requested in this resolution keeps the issue high on top management's and the Board of Directors' agenda and reaffirms our public commitment to equal employment opportunity and programs responsive to the concerns of all employees. Publicizing our standards is helpful to our investors and the companies with whom we do business.

    "We are requesting that EEO information already gathered for the purpose of complying with government regulations be made available to company shareholders on request. The format of the report requested is not the central question. Many corporations openly release their EEO-1 information in annual reports or public interest booklets.

    "Different companies use different styles in telling their story to shareholders. Capital Cities/American Broadcasting Company, Bristol-Myers-Squibb and Travellers produced a substantial magazine style report. Campbell Soup produced a straightforward four page document. We feel this request is fair and reasonable.

    "RESOLVED: The shareholders request our company prepare a report at reasonable cost available to shareholders and employees reporting on the following issues. This report, which may omit confidential information, shall be available by September 1995.

  1. A chart identifying employees according to their sex and race in each of the nine major Equal Employment Opportunity Commission defined job categories for 1992, 1993, 1994 listing either numbers or percentages in each category.

  2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where women and minorities are underutilized.

  3. A description of any policies and programs oriented specifically toward increasing the number of managers, who are qualified females and/or belong to ethnic minorities.

  4. A description of how our company publicizes our company's affirmative action policies and programs to merchandise suppliers and service providers.

  5. A description of any policies and programs directing the purchase of goods and services to minority- and/or female-owned business enterprises."

BOARD OF DIRECTORS STATEMENT ON ITEM 7

  The Company long has been and will continue to be strongly committed to the principle of equal employment opportunity. The policy of the Company opposing all forms of discrimination has been clearly stated. The policy of the Company and each of its subsidiaries is to comply fully with the spirit and letter of federal, state and local anti-discrimination laws. Nondiscriminatory and equal employment opportunity is to be provided for all qualified applicants and employees in all personnel actions, including recruiting, job assignment, training and educational opportunity, promotion, layoff and compensation and benefits.

  The corporate equal employment opportunity policy has been and is communicated to employees in various Company documents and by posting on bulletin boards. Supervisors are informed that they should base decisions on employment in accord with this policy. Equal employment training sessions are held from time to time for employees and managers and have included sensitivity programs on harassment in the workplace.

  Many of the subsidiary companies for some time have maintained formal affirmative action programs applicable to government contractors. These programs have been and are available for review by employees. Recruiting agencies, labor unions and suppliers of goods and services are advised of these programs and are asked to execute government required EEO certifications. Statistical information required by law is filed with government agencies. Corporate committees have been established to review and monitor corporate equal employment opportunity policies and procedures and affirmative action programs where applicable. One such committee, which includes members of the Board of Directors, reviews various policies and programs of the Company that support the goal of cultural diversity and considers workforce issues relating to the effective utilization of, and opportunities for, employees of the Company.

  The Board believes that the additional report requested by this proposal is neither appropriate nor necessary. As described above, equal employment opportunity has long been high on the agenda of management and the Board of Directors and is part of the ordinary business operations of the Company. Adoption of the proposal is not needed to enhance the Company's already strong commitment to equal employment opportunity nor ensure that the Company's employees receive fair employment opportunities. Much of the information requested by the proponents is duplicative and maintained locally by the more than 100 active subsidiaries of the Company. The preparation of a report in the format requested by the proponents would require an unnecessary expenditure of time and money.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 7.

ITEM 8
- ------
                   RESOLUTION REQUESTING SPIN OFF OF TOBACCO
                     BUSINESS PROPOSED BY TWO STOCKHOLDERS

  The Company is informed that Gregory N. Connolly, D.M.D., with the co-sponsorship of John Slade, M.D., whose addresses and stockholdings will be furnished by the Company promptly upon receipt of any oral or written request therefor, intend to introduce at the Annual Meeting the following resolution (designated herein as Item 8):

  "WHEREAS many institutional investors believe our Company would produce more financial returns if our tobacco business would be separated from our other businesses;

  -- Former Philip Morris CEO, Michael A. Miles, advanced a plan supported by many institutional investors to split the company into separate food and tobacco businesses as a way to invigorate the company's depressed share price;

  -- After Hamish Maxwell, the influential former chairman of Philip Morris Cos., sold 16% of his shares in the embattled tobacco company on May 31,' The Wall Street Journal reported that large institutional investors are still aggressively pushing for such a move and are demanding a meeting with Mr. Maxwell to lobby for a split' (6/29/94);

  -- Some institutional investors have been uneasy about [cigarette companies'] potential legal liability for the health problems of smokers, and think that such problems have depressed the share price of tobacco companies' stock (The New York Times) 9/22/94);

  -- A consumer boycott of Philip Morris' products has been launched by INFACT, a consumer activist group. It successfully brought infant formula companies to change their practices and General Electric to sell a good portion of its nuclear weapons business. Among INFACT's demands to end the boycott include the company's need to stop marketing to children and young people, stop influencing public policy, and pay its just share of health care costs associated with tobacco use;

  -- With the stock of the Company depressed in the past year from previous years' highs, the threat of a consumer boycott does not auger well for any rapid rebound;

  -- Increased litigation coming from states and private insurers indicate new and ominous challenges that might undermine the value of the stock. The stock value might be increased if tobacco division(s) would be separated from the other divisions;

  -- The day following Kmart Corporation's announcement that it would sell majority stakes in three of its specialty businesses in August, 1994, its stock jumped over 2%;

  -- Even though our Company has been in the process of shedding its American Tobacco Company division, it still owns Gallaher Ltd. of England, making it liable.

  "RESOLVED that shareholders ask management to take steps to accomplish a separation of the Corporation's tobacco business from all its non-tobacco businesses by January 1, 1996."

BOARD OF DIRECTORS STATEMENT ON ITEM 8

  In 1994, the Company sold its domestic tobacco subsidiary, The American Tobacco Company. The Company therefore no longer owns a business that manufactures and sells cigarettes in the United States. The Company has recently completed the sale of its life insurance subsidiary and announced the sale of several other subsidiaries. These transactions reflect that the Board and management take decisive action to enhance stockholder value.

  The issues of acquiring, maintaining and divesting subsidiaries in different businesses, and especially the timing thereof, should properly be decided by the Board and management, which have the necessary information and resources to evaluate them and take appropriate action at the proper time. Decisions relating to the nature of the Company's businesses, including whether to continue to own a company that manufactures and sells tobacco products outside of the United States, must be based on detailed financial and economic information as well as legal and other considerations. The Board believes that any action that would force the Company to dispose of a significant business segment, such as the international tobacco operations of Gallaher Limited, by a specific date is disadvantageous to stockholders.

  In 1990, a proposal was submitted requesting that the Company not be involved in the production or marketing of tobacco products after 1999 and received only 3.7% of the votes cast on the matter. In 1992, substantially the same proposal requesting that the Board cease the production, packaging and marketing of cigarettes by the year 2000, received only 4% of the votes cast on the matter.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 8.

ITEM 9
- ------
                 RESOLUTION REQUESTING SPECIAL NICOTINE REPORT
                          PROPOSED BY TWO STOCKHOLDERS

  The Company is informed that Providence Trust and Immaculate Heart Missions, Inc., whose respective addresses and stockholdings will be furnished by the Company promptly upon receipt of any oral or written request therefor, intend to introduce at the Annual Meeting the following resolution (designated herein as Item 9):

  "WHEREAS nicotine has been recognized by the Surgeon General, by the Commissioner of the Food and Drug Administration (FDA), and by the FDA's Advisory Committee on Drug Abuse as an addictive substance;

  -- According to a July 14, 1994 article in The New England Journal of Medicine, virtually all cigarettes sold in the U.S. today contain addictive levels of nicotine;

  -- When a cigarette is smoked, some of the nicotine in the smoke is converted to nitrosamines, which are highly carcinogenic to the lung;

  -- Because of technological advances, nicotine levels in tobacco products and nicotine absorption by the consumer can now be readily manipulated and controlled, unlike the situation that existed in the early 1950s, when, according to the Federal Trade Commission, nicotine levels in cigarettes were inherently viable;

  -- The FDA Commissioner has found that at least some methods to control nicotine are used by major manufacturers of tobacco products;

  -- The technology exists to reduce the levels of nitrosamines produced in cigarette smoke by altering the levels of other precursors besides nicotine;

  -- Other technology exists to reduce the levels of nitrosamines produced in cigarette smoke by altering the levels of other precursors besides nicotine;

  "RESOLVED that the company issue a report to shareholders and to the public, without revealing proprietary information and produced at a reasonable cost, whether nicotine content in and absorption from its tobacco products are deliberately controlled by the company and if the reasons for any such control include the delivery of a reliable dose of nicotine to and/or the promotion of nicotine absorption by the customer. The report shall also include the levels of nitrosamines found in smoke from our Company's current cigarette brands."

  The proponents have furnished the following statement setting forth the reasons advanced by them in support of their proposal.

  "Nicotine is both a highly addictive substance and a precursor to potent carcinogens. Both its level and its absorbability asks for information on the extent to which the company controls nicotine content and delivery in its tobacco products and for information on the levels of nitrosamines in the smoke of its cigarette brands."

BOARD OF DIRECTORS STATEMENT ON ITEM 9

  In 1994, the Company sold its domestic tobacco subsidiary, The American Tobacco Company. The Company therefore no longer owns a business that manufactures and sells cigarettes in the United States. The Company continues to own Gallaher Limited, which is engaged primarily in the manufacture and sale of tobacco products in the United Kingdom.

  The Board of Directors believes that there is no reason to commission a report to examine the levels of nicotine contained in the brands of cigarettes manufactured by Gallaher Limited. By virtue of their composition, different brands of cigarettes yield different levels of various substances, including "tar" and nicotine. These "tar" and nicotine levels are routinely assessed by test methods approved by the United Kingdom government and are regularly analyzed, monitored and made available to the public. The requested report would unnecessarily duplicate information that is already widely available. The Board believes that the commission of such a report would be an unwarranted and wasteful expenditure of Company resources.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 9.

                CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

  The following tabulation sets forth information with respect to the beneficial ownership of equity securities of the Company by all directors and executive officers of the Company as a group (19 persons) at February 9, 1995. The information is based on information received by the Company from the directors and officers, from the Corporate Employee Benefits Committee of the Company and the Trustee of the Profit-Sharing Plan of the Company and from the committees administering the profit-sharing plans of subsidiaries of the Company.


                                   AMOUNT AND NATURE OF
                                   BENEFICIAL OWNERSHIP                         PERCENTAGE
      TITLE OF CLASS                    (a)(b)(c)                                OF CLASS
      --------------               --------------------                         ----------
      Common Stock                   3,047,826 shares                              1.6%

- --------
(a) For information as to voting and investment power with respect to shares owned by directors and executive officers, see Note (c) to the table under "Election of Directors". To the best of the Company's knowledge, each executive officer who is not a director has sole voting and investment power with respect to shares owned by him, other than with respect to shares included in Note (b) below that may be acquired upon exercise of options, and with respect to shares included in Note (c) below. The Trustee of the Profit-Sharing Plan of the Company has agreed to vote the shares of Common Stock held in trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the trustee has received instructions.

(b) The number shown above includes 51,615 shares of Common Stock held on December 31, 1994 by the Trustee of the Profit-Sharing Plan of the Company (including those referred to in Note (a) to the table under "Election of Directors") which number is equivalent as of that date to the undivided proportionate beneficial interests of the directors and executive officers of the Company in all such shares, and 2,583,950 shares (including those referred to in Note (b) to the table under "Election of Directors"), of which the directors and executive officers had the right to acquire beneficial ownership pursuant to the exercise on or before April 10, 1995 of options granted by the Company. Inclusion of such 2,583,950 shares does not constitute an admission by the directors and executive officers that they are the beneficial owners of such shares.

(c) The number shown above includes 60 shares of Common Stock held by an executive officer's child. The executive officer disclaims beneficial ownership of these shares. The number shown above also includes (i) 12,062 shares held in various family trusts for the benefit of or with a remainder to various family members of another executive officer and director, as to which shares such executive officer and director disclaims beneficial ownership, and (ii) 12,900 shares held by the wife of another executive officer as trustee of a family trust, as to which shares such executive officer disclaims beneficial ownership. The shares referred to in clause (i) of the immediately preceding sentence are referred to in Note (c) to the table under "Election of Directors".

  To the best of the Company's knowledge, no one person was the beneficial owner of more than 5% of the outstanding voting securities of the Company or of more than 5% of any class of voting securities of the Company at February 9, 1995.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

  The Company's Certificate of Incorporation contains procedures for stockholder nomination of directors and the Company's By-laws contain procedures for other stockholder proposals to be presented before annual stockholder meetings. The Certificate of Incorporation provides that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given 120 days in advance of the annual meeting and must include: (i) the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been included in a proxy statement; and (iv) the consent of each nominee to serve if elected.

  With respect to stockholder proposals of other business to be considered at the annual meeting of stockholders, the By-laws provide that a stockholder of record must give written notice to the Secretary of the Company no later than 120 days before the meeting. The notice must set forth: (i) a brief description of the business to be brought before the meeting, the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. The By-laws further provide that, notwithstanding the foregoing provisions, stockholders wishing to have a proposal included in the Company's proxy statement shall comply with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and shall have the rights provided by Rule 14a-8 under such Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders currently scheduled to be held on May 1, 1996, stockholder proposals must be received by the Company on or before November 14, 1995.

  A copy of the relevant Certificate of Incorporation and By-law provisions is available upon written request to Mr. Louis F. Fernous, Jr., Vice President and Secretary, American Brands, Inc., 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                 MISCELLANEOUS

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS LAST FISCAL YEAR, INCLUDING ANY FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO MR. LOUIS F. FERNOUS, JR., VICE PRESIDENT AND SECRETARY, AMERICAN BRANDS, INC., 1700 EAST PUTNAM AVENUE, OLD GREENWICH, CONNECTICUT 06870. THE COMPANY WILL FURNISH ANY EXHIBITS TO FORM 10-K TO EACH STOCKHOLDER REQUESTING THEM UPON PAYMENT OF A FEE OF $.10 PER PAGE TO COVER THEIR COST.

  The expense of the solicitation of proxies for this meeting, including the cost of mailing, will be borne by the Company. In addition to mailing copies of this material to stockholders, the Company will request persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others to forward copies of such material to the beneficial owners of the stock of the Company and to request authority for the execution of the proxies. To the extent deemed necessary in order to assure sufficient representation at the meeting, officers and regular employees of the Company will request the return of proxies by telephone, facsimile or in person. In addition, the Company has retained Kissel-Blake Inc., 25 Broadway, New York, N.Y. 10004, to aid in the solicitation of proxies for a fee, including its expenses, estimated at $49,000. The total expense to be borne by the Company will depend upon the volume of shares represented by the proxies received promptly in response to the notice of meeting.

  Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay. Prompt response is helpful, and your cooperation will be appreciated.

                                                                   March 3, 1995

                                                                       EXHIBIT A

                             AMERICAN BRANDS, INC.

                     STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

1. PURPOSE OF PLAN

  The purpose of the American Brands, Inc. Stock Plan for Non-employee Directors (the "Plan") is to enable American Brands, Inc. ("American") to provide its Non-employee Directors (as defined below) with shares of common stock of American ("Common Stock") and thereby to attract and retain non-employee directors of exceptional ability and further align their interests with those of the other stockholders of American by increasing their proprietary interests in American.

2. ADMINISTRATION OF PLAN

  The Plan shall be administered by the Salary Committee (the "Committee") of the Board of Directors of American. None of the members of the Committee shall be eligible to receive shares of Common Stock under the Plan or have been so eligible for receipt within one year prior thereto. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules.

3. PARTICIPATION

  All Non-employee Directors shall participate in the Plan. The term "Non-employee Director" means a member of the Board of Directors of American who is not at the time of receipt of shares of Common Stock pursuant to the Plan a full-time employee of American or any subsidiary thereof.

4. PAYMENT OF SHARES OF COMMON STOCK

  (a) Subject to all the terms and conditions of the Plan, each Non-employee Director shall receive 300 shares of Common Stock per year for services as a Non-employee Director during such year. To be entitled to receive such shares with respect to any year, a Non-employee Director must be serving as such immediately following the Annual Meeting of stockholders of American held during such year. Except as otherwise provided in Section 4(b), certificates representing such shares shall be delivered to such Non-employee Director as soon as practicable thereafter.

  (b) A Non-employee Director may elect to defer receipt of shares of Common Stock under this Section 4. The election shall (i) be made in writing to the Secretary of American before the November 1 immediately preceding the year in which the shares of Common Stock are to be received, (ii) specify the future date or dates on which the shares of Common Stock are to be paid or the future event or events upon the occurrence of which the shares are to be paid and
(iii) be irrevocable. On each future date or upon the occurrence of each future event so specified, certificates representing the shares whose receipt has been deferred until such date or such future event shall be delivered to the Non-employee Director, together with an amount representing the dividends on such shares that would have been paid prior to such future date or such future event if receipt of such shares had not been so deferred ("unpaid dividends"), together, in the case of cash unpaid dividends, with interest thereon, accrued quarterly from the respective dates such dividends would have been paid, at a rate equal to the average quarterly United States Treasury bill rate. The obligation of American to make payment of any deferred shares of Common Stock or any unpaid dividends (and interest thereon) as provided in this Section 4(b) is not required to be funded.

  (c) An election by a Non-employee Director pursuant to Section 4(b) to defer receipt of any shares of Common Stock shall confer no rights upon such Non-employee Director, as a stockholder of the

Company or otherwise, with respect to such shares, but shall confer only the right to receive such shares and unpaid dividends (and interest thereon) as and when provided in Section 4(b).

  (d) Notwithstanding anything to the contrary in Section 4(b) or 4(c), in the event a Non-employee Director has elected to defer receipt of shares of Common Stock pursuant to Section 4(b) and in the event of such person's death prior to receipt thereof, such shares and any unpaid dividends (and interest thereon) provided for in Section 4(b) shall be promptly paid to the beneficiary or beneficiaries designated by such person in writing to the Secretary of American or, if no beneficiary has been so designated, to such person's estate.

  (e) Notwithstanding anything to the contrary in Section 4(b) or 4(c), in the event a Non-employee Director has elected to defer receipt of shares of Common Stock pursuant to Section 4(b) and in the event of a Change in Control (as defined in this Section 4(e)), such shares and any unpaid dividends (and interest thereon) provided for in Section 4(b) shall be promptly paid to such Non-employee Director. A "Change in Control" shall be deemed to have occurred if (i) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on February 28, 1995) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, as in effect on February 28, 1995) of stock of American entitled to cast more than 20% of the votes at the time entitled to be cast generally for the election of directors, (ii) more than 50% of the members of the Board of Directors of American shall not be Continuing Directors (which term, as used herein, means the directors of American (A) who are members of the Board of Directors on February 28, 1995 or (B) who subsequently became directors of American and who were elected or designated to be candidates for election as nominees of the Board of Directors, or whose election or nomination for election by American's stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board of Directors), (iii) American shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of American shall be sold or otherwise acquired by, another corporation or entity and, as a result thereof, either (x) the stockholders of American immediately prior thereto shall not directly or indirectly have at least 50% or more of the combined voting power of the surviving, resulting or transferee corporation or entity immediately thereafter or (y) any person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act, as in effect on February 28,
1995) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on February 28, 1995) of more than 20% of the combined voting power of the surviving, resulting or transferee corporation or entity, or (iv) any change in control of American shall have occurred of a nature that would be required to be reported in response to Item 1(a) of Form 8-K promulgated under the Exchange Act as in effect on February 28, 1995, regardless of whether American is at the time of such change in control subject to the reporting requirement thereof. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if an acquisition of stock that would otherwise constitute a Change in Control pursuant to clause (i) or (iv) of the preceding sentence is made by American or a direct or indirect subsidiary thereof, by any corporation in a merger or consolidation that does not constitute a Change in Control pursuant to clause (iii) of the preceding sentence or by any employee benefit plan (or related trust) sponsored or maintained by American or a direct or indirect subsidiary thereof.

  (f) The right to receive shares of Common Stock, the receipt of which has been deferred by a Non-employee Director pursuant to Section 4(b) shall not be transferable by such Non-employee Director otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended.

  (g) The shares of Common Stock issued hereunder shall be in addition to any other fees to which a Non-employee Director may be entitled.

5. TAXES

  Any taxes that are required to be withheld upon delivery of shares of Common Stock issued pursuant to the Plan to a Non-employee Director shall be paid to American in cash by such Non-employee Director unless deducted and withheld from any cash fees payable by American to such Non-employee Director or paid by such Non-employee Director in shares of Common Stock in an exempt transaction under Section 16 of the Exchange Act.

6. LIMITATIONS AND CONDITIONS

  (a) The total number of shares of Common Stock that may be issued to Non-employee Directors under the Plan is 20,000. Such total number of shares may consist, in whole or in part, of authorized but unissued shares or shares held in American's treasury. The foregoing number may be increased or decreased by the events set forth in Section 7 below.

  (b) Prior to each issuance to a Non-employee Director of shares of Common Stock pursuant to the Plan, such Non-employee Director must make representations satisfactory to the Committee to the effect that such shares are to be held for investment purposes and not with a view to or for resale or distribution except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and must give a written undertaking to American in form and substance satisfactory to the Committee that he or she will not publicly offer or sell or otherwise distribute such shares other than (i) in the manner and to the extent permitted by Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, (ii) pursuant to any other exemption from the registration provisions of the Securities Act or (iii) pursuant to an effective registration statement thereunder.

  (c) Nothing contained herein shall be deemed to create the right in any Non-employee Director to remain a member of the Board of Directors of American, to be nominated for reelection or to be reelected as such or, after ceasing to be such a member, to receive any shares of Common Stock under the Plan to which he or she is not already entitled with respect to any year.

7. STOCK ADJUSTMENTS

  In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the Committee may make such adjustments in (i) the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a) and the number of shares that may be issued to a Non-employee Director with respect to any year as set forth in Section 4(a), (ii) the kind of shares that may be issued under the Plan and (iii) the amount and kind of payment that may be made in respect of unpaid dividends on shares of Common Stock whose receipt has been deferred pursuant to Section 4(b), as the Committee shall deem appropriate in the circumstances. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

8. AMENDMENT AND TERMINATION

  (a) The Board of Directors of American shall have the power to amend or terminate the Plan at any time; provided, however, that, to be effective, any amendment of the Plan shall comply with the requirements of the rules and regulations promulgated under Section 16(b) of the Exchange Act to the extent necessary so that the receipt of shares of Common Stock by a Non-employee Director under the Plan shall be exempt from such Section 16(b); and provided, further, that no termination of the Plan shall adversely affect the rights of any Non-employee Director with respect to any otherwise payable shares of Common Stock whose receipt has been deferred or with respect to unpaid dividends (and interest thereon) pursuant to Section 4(b). Notwithstanding the preceding sentence, no amendment or modification of any provision of the Plan relating to the amount, price and timing of any security that may be granted hereunder may be amended more often than once in every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended.

  (b) Subject to any prior termination of the Plan by the Board of Directors of American, shares of Common Stock shall be issuable under the Plan only with respect to the calendar years 1995 through 1999 inclusive.

9. EFFECTIVE DATE

  The Plan shall be subject to and effective upon its approval by the stockholders of American.

                     LOGO
                     THIS PROXY STATEMENT IS PRINTED ON
                     RECYCLED PAPER. THE ENTIRE
                     PUBLICATION IS RECYCLABLE.

LOGO  AMERICAN BRANDS INC.            PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints T.C. HAYS, G.L. KLEMANN, II and J.T. LUDES proxies, with power of substitution, to vote at the Annual Meeting (including adjournments) of stockholders of American Brands, Inc., to be held May 2, 1995, at the Stamford Center for the Arts, Stamford, Connecticut at 10:00 A.M., for the election of nominees W.J. Alley, J.T. Ludes and P.M. Wilson as Class III directors, on Items 2 through 9 referred to on the reverse side and described in the Proxy Statement, and on any other business before the meeting, with all powers the undersigned would possess if personally present. A majority (or, if only one, then that one) of the proxies or their substitutes acting at the meeting may exercise all powers hereby conferred.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO CONTRARY INDICATION IS MADE, THE PROXIES WILL VOTE FOR
                                                                          ---
THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS, FOR ITEMS 2 AND 3 AND
                                                        ---
AGAINST ITEMS 4 THROUGH 9 IF THEY ARE PRESENTED TO THE MEETING.
- -------


Please mark, date, sign as name appears
at right, and return this proxy in the
enclosed postpaid envelope.
(Executors, administrators, trustees,
custodians, etc., should indicate
capacity in which signing.)



Please
Sign                                                       Dated _______________
Here   [RIGHT ARROW]  ___________________________________  1995



                                 (DETACH HERE)

                 PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY

                        (SEE ENCLOSED PROXY STATEMENT)

P R O X Y

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR ITEMS 1 THROUGH 3
                                        ---

                                                           WITHHELD
                                                 FOR ALL   FROM ALL
   1. Election of Directors                        [_]       [_]

      FOR, EXCEPT individual nominee(s) (Messrs. Alley, Ludes and Wilson) whose name(s) is written below:


      ------------------------------------------------------------------

                                                   FOR     AGAINST    ABSTAIN
   2. Elect Coopers & Lybrand L.L.P.
      independent accountants for 1995             [_]       [_]        [_]

   3. Approve the Stock Plan for Non-
      employee Directors                           [_]       [_]        [_]



THE BOARD OF DIRECTORS RECOMMENDS VOTES AGAINST ITEMS 4 THROUGH 9
                                        -------

   4. Request elimination of election
      of directors by classes                      [_]       [_]        [_]

   5. Request cancellation of Company
      pensions for outside directors               [_]       [_]        [_]

   6. Request stockholder approval of
      change of control compensation
      agreements                                   [_]       [_]        [_]

   7. Request equal employment report              [_]       [_]        [_]

   8. Request spin off of tobacco business         [_]       [_]        [_]

   9. Request special nicotine report              [_]       [_]        [_]



                  (TO BE SIGNED AND DATED ON THE OTHER SIDE)

                                 (DETACH HERE)


P R O X Y